UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

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AVAYA HOLDINGS CORP.

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4655 Great America Parkway

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2019

To the Stockholders of Avaya Holdings Corp.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Avaya Holdings Corp. (the “Company”) will be held on Wednesday, May 15, 2019, at 9:00 a.m., Eastern time, at the Company’s offices located at 2605 Meridian Parkway, Durham, North Carolina 27713, for the following purpose:

1.	To elect seven directors, each to serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualified;

2.	To approve, on an advisory basis, our named executive officers’ compensation;

3.	To approve, on an advisory basis, the frequency of holding future advisory votes to approve our named executive officers’ compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019; and

5.	To transact any other business as may properly come before the 2019 Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Company’s board of directors (the “Board”) has fixed the close of business on March 20, 2019 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the Annual Meeting and any adjournment or postponement thereof.

The Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

By Order of the Board of Directors,

Shefali Shah
Senior Vice President, Chief Administrative Officer and General Counsel

April 3, 2019

The Notice of Annual Meeting, Proxy Statement and Form of Proxy are being distributed and made available on or about April 3, 2019. This Proxy Statement and the enclosed Form of Proxy, the Notice of Annual Meeting of Stockholders, and the Company’s 2018 Annual Report are available on the Internet at http://materials.proxyvote.com/05351X.

Voting. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares of the Company’s common stock that you own, please cast your vote, at your earliest convenience, as instructed in the proxy card. Your vote is very important. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to attend. You may submit your vote by the Internet, telephone, mail or in person. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs. We encourage all holders of record to vote in accordance with the instructions on the proxy card and/or voting instruction form prior to the Annual Meeting even if they plan on attending the meeting in person. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the meeting should you decide to attend. You may vote using the following methods:

Visit the website listed on your proxy card/voting instruction form to vote via the Internet.	Call the telephone number on your proxy card/voting instruction form to vote by telephone.

Sign, date and return your proxy card/voting instruction form to vote by mail.	Vote in person at the Annual Meeting. Stockholders with shares of our Common Stock held through a bank, broker or other nominee may vote in person at the meeting only if they have a legal proxy from the bank, broker or other nominee and bring it to the Annual Meeting.

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PROPOSAL 3 – ADVISORY APPROVAL OF THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION (“SAY-ON-PAY FREQUENCY”)	53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	54
Related Party Transaction Policy	56

EXECUTIVE OFFICERS	57

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	59
Pre-Approval Policies and Procedures	59
Principal Accountant Fees and Services	59

AUDIT COMMITTEE MATTERS	60
Audit Committee Report	60

PROCESS FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS	61
Director Nominations	61
Stockholder Proposals For Inclusion in Our Proxy Materials	62
Other Matters to be Brought Before the 2020 Annual Meeting of Stockholders	62

ADDITIONAL FILINGS	62

ANNUAL REPORT	63

OTHER BUSINESS	63

ANNEX A: RECONCILIATION OF GAAP TO NON-GAAP (ADJUSTED) FINANCIAL MEASURES	A-1

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PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s performance in fiscal 2018, please review the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, as amended by Amendment No. 1 (collectively, the “Form 10-K”), that accompanied this Proxy Statement.

2019 Annual Meeting Overview
Date and Time	May 15, 2019 at 9:00 a.m., Eastern time
Place	The Company’s offices located at 2605 Meridian Parkway, Durham, North Carolina 27713
Record Date	March 20, 2019
Voting

Stockholders of record as of the close of business on the record date are entitled to vote. Each share of common stock of the Company (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Stock Outstanding on Record Date	110,717,544 shares of Common Stock
Registrar & Transfer Agent	American Stock Transfer & Trust Company LLC
Company’s State of Incorporation	Delaware

ROADMAP OF VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2019 Annual Meeting:

Proposals

Proposal	Board Recommendation	More Information	Votes Required for Approval
1. Election of Directors.	FOR each Nominee	Page 18	The seven director nominees who receive the most affirmative votes of shares of our Common Stock present in person or represented by proxy, and entitled to vote, will be elected to the Board

2. Advisory approval of the Company’s named executive officers’ compensation.	FOR	Page 52	The affirmative vote of a majority of votes cast by the stockholders present in person or represented by proxy, and entitled to vote, is necessary for approval of each of Proposals 2-4
3. Advisory approval of the frequency of holding future advisory votes to approve the Company’s named executive officers’ compensation.	EVERY ONE YEAR	Page 53
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (“Fiscal 2019”).	FOR	Page 59

GOVERNANCE HIGHLIGHTS

We are committed to the highest standards of corporate governance, which we believe promotes the long-term interests of stockholders. The Corporate Governance section beginning on page 10 describes our governance framework, which includes the following highlights:

Governance Highlights

Board Practices	Stockholder Matters

✓ Non-Executive Chairman	✓ Recommended Annual “Say-on-Pay” Advisory Vote

✓ 6 of 7 Directors Are Independent	✓ Stockholders’ Right to Call Special Meeting in Accordance With Our Amended and Restated Bylaws

✓ Fully Independent Board Committees

✓ Regular Executive Sessions of Independent Directors	Other Best Practices

✓ Annual Election of All Directors	✓ Robust Share Ownership Guidelines

✓ Annual Board and Committee Self-Evaluations	✓ Prohibition on Executives Hedging and Pledging Stock

✓ Structured Process for Board’s Risk Oversight	✓ Executive Compensation Clawback Policy

DIRECTOR NOMINEES

Snapshot of 2019 Director Nominees

William D. Watkins Chair of the Board Director since 2017 Independent Former Chairman and Chief Executive Officer of Imergy Power Systems Co. Board Committees: NCGC Other Public Company Boards: 2	James M. Chirico, Jr. Director since 2017 President and Chief Executive Officer of the Company Co. Board Committees: n/a Other Public Company Boards: None

Stephan Scholl

Director since 2017

Independent

Advisor to the Office of the Chief Executive Officer, and Former President, at Infor, Inc.

Co. Board Committees: CC; NCGC

Other Public Company Boards: None

Susan L. Spradley Director since 2017 Independent Chief Executive Officer of Motion Intelligence, Inc. Co. Board Committees: AC; NCGC (Chair) Other Public Company Boards: 2

Stanley J. Sutula, III Director since 2017 Independent Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. Co. Board Committees: AC (Chair) Other Public Company Boards: None	Scott D. Vogel Director since 2017 Independent Managing Member of Vogel Partners LLC Co. Board Committees: AC; CC (Chair) Other Public Company Boards: 4	Jacqueline E. Yeaney Director since 2019 Independent Former Senior Vice President and Chief Marketing Officer of Ellucian Co. Board Committees: None Other Public Company Boards: None
AC = Audit Committee CC = Compensation Committee NCGC = Nominating and Corporate Governance Committee

FISCAL 2018 PERFORMANCE AT A GLANCE

The fiscal year ended September 30, 2018 (“Fiscal 2018”) was a year of both considerable change and significant accomplishments for the Company. The Company successfully emerged from a Chapter 11 restructuring on December 15, 2017 (the “Emergence Date”) and its shares began trading on the New York Stock Exchange on January 17, 2018. Fiscal 2018 annual revenue was $2,851 million and non-GAAP Fiscal 2018 annual revenue was $3,057 million. The Company maintained its industry-leading business model, with gross margin of 52.8% and a record non-GAAP gross margin of 62.5%, as well as net income of $3,264 million and Adjusted EBITDA margin of 24.4%.* In addition, the Company achieved each of its following strategic priorities:

1.

The Company continued its transformation into a software and services company, with over 57% of its revenues recurring and deriving over 82% of its revenues from software and services, an annual record. In addition, the Company achieved traction in its transformation to a cloud company with 11% of its revenues deriving from cloud solutions and services and 3.5 million total cloud seats at the end of Fiscal 2018.

2.

The Company built momentum by stabilizing quarterly revenues as we exited Fiscal 2018, reversing a ten-year trend of high single digit year-over-year revenue declines and ended Fiscal 2018 with over $2.4 billion in total contract value.

3.

The Company played offense by adding over 7,000 new logos, signing over 440 deals valued over $1 million, 55 deals valued over $5 million and 15 deals valued over $10 million, and launching 120 new products that account for over 33% of our Fiscal 2018 product revenue.

4.

The Company invested in technology and people through a number of initiatives, including acquiring Intellisist, Inc. (d/b/a Spoken Communications), establishing an innovation incubator and recruiting new hires to strengthen our management team. Gartner recognized the Company’s commitment to innovation and ability to execute by returning it to a leadership position in Gartner’s Magic Quadrants for Contact Center and Unified Communications.

5.

The Company enhanced its financial flexibility and reduced its annual interest obligations by repricing its outstanding indebtedness, strengthening its balance sheet and enhancing its liquidity with its convertible note offering and its industry-leading business model. The Company ended Fiscal 2018 with $700 million of cash on its balance sheet. The Company further leveraged its financial flexibility by making strategic investments to strengthen its foundation for growth.

*

These financial performance metrics represent the sum of the reported amounts for the predecessor period from October 1, 2017 through December 15, 2017 and the successor period from December 16, 2017 through September 30, 2018. Non-GAAP revenue, non-GAAP gross margin and Adjusted EBITDA are financial performance metrics that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See the “Reconciliation of GAAP to non-GAAP (Adjusted) Financial Measures” in the Annex at the end of this Proxy Statement for additional discussion of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measure.

EXECUTIVE COMPENSATION HIGHLIGHTS

As the Company stabilized its business following the Emergence Date and built the foundation and momentum to grow the business in the fiscal year which will end on September 30, 2019 (“Fiscal 2019”), the Compensation Committee transitioned the Company’s executive compensation program. As described in “Compensation Discussion & Analysis” below, the Compensation Committee made changes to the program following the Emergence Date that reflect industry fundamentals, operating environment and results, enhance the incentive and retentive elements of the program, and create greater alignment with best practices and stockholders’ interests. These changes included, but were not limited to, (i) adopting a Fiscal 2018 Executive Annual Incentive Plan (“EAIP”) with financial performance objectives for payments thereunder, (ii) eliminating accelerated vesting upon termination without cause in the form of incentive equity award agreements for grants made in and after May 2018, and (iii) adopting an Involuntary Separation Plan for Senior Executives (“Separation Plan”) and a Change in Control Severance Plan (“CIC Plan”) for certain senior executives.

PROXY AND VOTING INFORMATION

Why am I receiving these materials?

The Board of Directors (the “Board”) of Avaya Holdings Corp. (which we refer to in this Proxy Statement as we, our, us, our Company or the Company) is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for our 2019 annual meeting of stockholders (which we refer to as the Annual Meeting) and any adjournments and postponements of the Annual Meeting. The Annual Meeting will be held on Wednesday, May 15, 2019, at 9:00 a.m. Eastern Time, at the Company’s offices located at 2605 Meridian Parkway, Durham, North Carolina 27713. These materials were first mailed to stockholders on or about April 3, 2019. You are invited to attend the Annual Meeting and requested to vote on the items described in this Proxy Statement.

What is the purpose of the Annual Meeting?

You and our other stockholders entitled to vote at the Annual Meeting are requested to vote on proposals to (i) elect seven members of our Board of Directors to serve until our 2020 annual meeting of stockholders; (ii) to approve, on an advisory basis, our named executive officers’ compensation; (iii) to approve, on an advisory basis, the frequency of holding future advisory votes to approve the Company’s named executive officers’ compensation; and (iv) to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2019.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Common Stock at the close of business on March 20, 2019, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. A list of our stockholders will be available for review at our executive offices in Santa Clara, California during ordinary business hours for a period of ten (10) days prior to the meeting. Each stockholder is entitled to one vote for each share of Common Stock held. Shares of our Common Stock represented in person or by a properly submitted proxy will be voted at the Annual Meeting. On the record date, 110,717,544 shares of our Common Stock were outstanding and entitled to vote.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of our Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business.

What vote is required to approve each item to be voted on at the Annual Meeting?

Election of Directors. A nominee for director will be elected to the Board with a plurality of votes, which means that the seven nominees receiving the most “for” votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Votes may not be cast “against” the election of a nominee. Abstentions and broker non-votes (described below) are not counted for purposes of the election of directors and will not affect the outcome of such election. Our stockholders do not have cumulative voting rights for the election of directors.

Votes Required to Adopt Other Proposals. The affirmative vote of the holders of a majority in voting power of the votes cast by stockholders present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to stockholders for consideration.

Because your votes on Proposal No. 2 and 3 are advisory, the results will not be binding on us, our Board or our Compensation Committee. However, we value our stockholders’ views on the effectiveness of our executive compensation program and our Board and Compensation Committee will consider the advisory votes of our stockholders when making future decisions about executive compensation.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not affect the outcome of the election of directors. Abstentions will have the same effect as votes against any matter other than the election of directors.

Under the New York Stock Exchange (“NYSE”) rules, brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. However, where a proposal is considered “non-routine,” a broker who has not received instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether a quorum is present, but would not be counted in determining the number of votes present for, or determining the outcome of, the non-routine proposal. Under NYSE rules, only Proposal 4 (Ratification of Independent Accounting Firm) in this Proxy Statement is a routine matter. Therefore, no broker non-votes are expected on Proposal 4. Proposal 1 (Election of Directors), Proposal 2 (Say-on-Pay) and Proposal 3 (Say-on-Pay Frequency) are considered non-routine matters. Accordingly, your broker may not vote your shares with respect to these items if you have not provided instructions and broker non-votes will not affect the outcome of these proposals.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote:

•	FOR each of the nominees for director named in this Proxy Statement;

•	FOR approval of the Company’s named executive officers’ compensation;

•	FOR approval of holding future advisory votes to approve the Company’s named executive officers’ compensation every ONE YEAR; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2019.

Will any other matters be voted on?

We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your proxy will authorize each of Sara R. Bucholtz and Shefali Shah to vote on such matters in her discretion.

How do I vote?

Stockholders of record can vote as follows:

•	by telephone by calling the toll-free number 1-800-690-6903 (have your proxy card in hand when you call);

•	by Internet before the Annual Meeting at www.proxyvote.com (have your proxy card in hand when you access the website);

•	in person if you attend the Annual Meeting; or

•

by completing, dating, signing and promptly returning the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. No postage is necessary if the proxy card is mailed in the United States. Date and sign your name exactly as it appears on your proxy card.

We recommend that you vote by proxy even if you plan to attend the Annual Meeting. As described below, you can revoke your proxy or change your vote at the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. The deadline for voting by telephone or electronically over the Internet is 11:59 p.m., New York City time, on Tuesday, May 14, 2019. Mailed proxy cards with respect to shares held of record should be mailed to allow sufficient time for delivery and tabulation.

If you hold your shares through a bank, broker or other nominee (also known as “street name”), such entity/person will give you separate instructions for voting your shares. “Street name” stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and those institutions will likely require your instructions to be submitted before the deadline listed above.

Can I change my vote after I return my proxy card?

Yes. Even after you have voted electronically through the Internet, by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by (i) sending written notice of revocation to Sara R. Bucholtz, Corporate Secretary, Avaya Holdings Corp., 4655 Great America Parkway, Santa Clara, CA 95054, (ii) submitting a valid proxy with a subsequent date by the Internet, telephone or mail, or (iii) attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted. Stockholders who hold shares through a bank, broker or other nominee should consult with that party as to the procedures to be used for revoking a vote.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card from you that does not specify how your shares are to be voted on one or more matters, your shares will be voted “For” the election of each of the director nominees, “For” Proposals No. 2 and 4 and a frequency of every “One Year” for Proposal No. 3. If any other mater is properly presented at the Annual Meeting, the individuals named as proxy holders on your proxy card will vote your shares in the manner recommended by the Board on all proposals presented in the Proxy Statement and as they may determine in their best judgment as to any other matters properly presented for vote at the Annual Meeting.

What does it mean if I receive more than one proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account at the transfer agent and/or with one or more banks, brokers or other nominees. Please vote all your shares.

How will votes be recorded?

Votes will be tabulated by Broadridge, and the results will be certified by one or more Inspectors of Election, who are required to resolve impartially any interpretive questions as to the conduct of the vote. In tabulating votes, the Inspectors of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by banks, brokers or other nominees and present at the Annual Meeting but not voting.

What is “householding” and how does it affect me?

We have adopted the “householding” procedure approved by the Securities and Exchange Commission (“SEC”), which allows us to deliver one set of documents to a household of stockholders instead of delivering a set to each stockholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. We and some banks, brokers or other nominees household annual reports and proxy statements, delivering a single annual report and proxy statement to multiple stockholders sharing an address unless we have been instructed otherwise.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement in the future, please notify your bank, broker or other nominee if your shares are held in a brokerage account or notify us at the address or telephone number below if you hold registered shares. Alternatively, if, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and proxy statement, please notify your bank, broker or other nominee if your shares are held in a bank or brokerage account or notify us if you hold registered shares.

At any time, you may request a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at Avaya Holdings Corp., 4655 Great America Parkway, Santa Clara, CA 95054, or by calling (908) 953-6000.

Who is paying for this proxy solicitation?

We will pay for the entire costs of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by phone or other means of communications. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

In addition, we have engaged D.F. King, a proxy solicitation firm, to assist us in the solicitation of proxies for a fee of approximately $8,500, plus reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8-K following the Annual Meeting.

CORPORATE GOVERNANCE

Chapter 11 Emergence and Selection of Directors

On the Emergence Date, the Company, together with certain of its affiliates (collectively, the “Debtors”), emerged from restructuring after filing voluntary petitions for relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”) on January 19, 2017. On November 28, 2017, the Court entered an order confirming the Second Amended Joint Plan of Reorganization filed by the Debtors on October 24, 2017 (the “Plan of Reorganization”). The Plan of Reorganization became effective on the Emergence Date.

For further information on the Filing, the Plan of Reorganization and the Debtors’ emergence from Chapter 11, see Note 4, “Emergence from Voluntary Reorganization under Chapter 11 Proceedings” and Note 5, “Fresh Start Accounting” included in Item 8, “Financial Statements and Supplementary Data,” in the Annual Report on Form 10-K. Additional information can also be found in the Company’s Amendment No. 3 to its Registration Statement on Form 10 filed with the SEC on January 10, 2018.

Pursuant to the Plan of Reorganization, upon emergence our Board consisted of our President and Chief Executive Officer (“CEO”), James M. Chirico, Jr., and six independent directors: William D. Watkins (Chair), Ronald A. Rittenmeyer, Stephan Scholl, Susan L. Spradley, Stanley J. Sutula, III and Scott D. Vogel. Mr. Rittenmeyer submitted his resignation as a director of the Company effective as of April 30, 2018. The Board elected Jacqueline E. Yeaney as a director, effective as of March 18, 2019, to fill the vacancy on the Board. The term for all the current directors expires at the upcoming Annual Meeting.

On the Emergence Date, the following persons ceased to serve as directors of the Company: Charles H. Giancarlo, Mary C. Henry, Kevin J. Kennedy, John Marren, Afshin Mohebbi, Greg K. Mondre, Kiran Patel and Gary B. Smith.

Overview

Our Board is responsible for providing oversight over the Company’s business and affairs, including the Company’s strategic direction, as well as the management and financial and operational execution that can best perpetuate the success of the business and support the long-term interest of our stockholders. To effectively support its responsibilities, the Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these Board committees is currently comprised solely of independent directors. These Board committees carry out responsibilities set out in specific committee charters approved by the Board that are consistent with applicable requirements of the NYSE and the SEC. The Board may from time to time form other committees for specified purposes. The Board may also, at its discretion, retain outside advisors at the Company’s expense in carrying out its responsibilities.

Our Board is committed to good corporate governance practices and seeks to represent stockholder interests through the exercise of sound judgment. To this end, the Board has adopted Corporate Governance Guidelines (“Guidelines”) that provide specific provisions for the governance of the Board and Company and a Code of Ethics and Business Conduct (“Code of Conduct”) that represents our commitment to the highest standards of ethics and integrity in the conduct of our business. The Board committee charters, the Guidelines and the Code of Conduct, as well as any amendments we may make to these documents from time to time, may be found under “Corporate Governance” in the Investor Relations section of our website at https://investors.avaya.com/corporate-governance/governance-policies, and, together with our bylaws, serve as our governance and compliance framework. The referenced information on the Investor Relations section of our website is not a part of this Proxy Statement.

Code of Conduct

Our Code of Conduct is designed to help directors and employees worldwide to resolve ethical issues in an increasingly complex global business environment. The Code of Conduct applies to all directors and employees, including, without limitation, the CEO, the Chief Financial Officer, the Corporate Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers a variety of topics, including those required to be addressed by the SEC. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information and compliance with applicable laws and regulations. Directors and employees of the Company receive periodic updates regarding policies governed by and changes to the Code of Conduct.

We will post amendments to or waivers of the provisions of the Code of Conduct made with respect to any of our directors and executive officers on the Investor Relations section of our website within four business days. During Fiscal 2018, no amendments to or waivers of the provisions of the Code of Conduct were made with respect to any of our directors or executive officers.

Corporate Responsibility

In addition to upholding high ethical standards in the ways we conduct business, we recognize that our Company has opportunities to bring about positive social, environmental and economic change. We take this corporate responsibility seriously and we encourage our customers, partners and each other to achieve more. Our Corporate Responsibility Report which details our corporate responsibility efforts and activities is available at our Investor Relations website located at https://www.avaya.com/en/about-avaya/corporate-responsibility. The referenced information on the Investor Relations section of our website is not a part of this Proxy Statement.

Leadership Structure of the Board

Under our bylaws, our Board appoints our corporate officers, including the CEO. Our Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Currently, our bylaws provide that the chairman of the Board may not simultaneously serve as our CEO. The Board believes that the current Board leadership structure is best for Avaya and its stockholders at this time. Our Nominating and Corporate Governance Committee periodically reviews the Company’s governance structure and practices, including the provisions of our certificate of incorporation and bylaws.

Board Independence

Among other considerations, the Board values independent board oversight as an essential component of strong corporate performance. On at least an annual basis, the Board undertakes a review of the independence of each director and considers whether any director has a material relationship with Avaya. The Board evaluates each director under the independence rules of the NYSE, the Guidelines and the audit committee independence requirements of the SEC.

The NYSE rules require listed company boards to have at least a majority of independent directors. Based on its evaluation, our Board determined that each of Messrs. Scholl, Sutula, Vogel and Watkins and Mses. Spradley and Yeaney, representing six of Avaya’s seven current directors, are independent directors as defined under the NYSE rules. Mr.  Chirico, who serves as our President and CEO, is the only current member of the Board who is not independent.

Board Composition and Director Qualifications

The Company seeks to align Board composition with the Company’s strategic direction so that Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based for their integrity and character, sound and independent judgment, and track record of accomplishments in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Nominating and Corporate Governance Committee and the Board in the selection of director candidates include:

•	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

•

the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of the Company’s business and to serve on or chair, as appropriate, relevant Board committees;

•	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively;

•	diversity with respect to experience, gender, race, ethnicity and age; and

•

the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and the number of boards of directors and committees of other public companies on which he or she serves.

Board and Committee Meetings

Our Board met seventeen times during Fiscal 2018, three times prior to the Emergence Date and fourteen times thereafter. During Fiscal 2018, each current Board member attended 75% or more of the meetings of the Board and each of the committees on which he or she served (during the period he or she served on the Board and such committees.) In addition, our Board met in executive session without management present during many of its meetings, including but not limited to its three regularly scheduled in-person meetings in Fiscal 2018. Our chairman of the Board presides over the executive sessions of the Board. Committees of the Board also meet in executive session as they may deem appropriate.

We encourage our directors to attend our annual meetings of stockholders and we anticipate that each director will attend our Annual Meeting.

Board Committees

The composition and responsibilities of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are described below. Each of these Board committees is currently comprised of independent directors. In addition to the responsibilities listed below, each Board committee conducts an annual performance self-evaluation and an annual review of its committee charter.

Board of Directors

AUDIT COMMITTEE

Current Committee Composition: Stanley J. Sutula, III (Committee Chair), Susan L. Spradley and Scott D. Vogel

Pre-Emergence Date Committee Composition: Kiran Patel (Committee Chair), Mary Henry, Greg Mondre and Ronald A. Rittenmeyer

The Board has determined that each of Messrs. Sutula and Vogel and Ms. Spradley is financially literate, able to read and understand fundamental financial statements, and meets the independence rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also affirmatively determined that each of Messrs. Sutula and Vogel qualifies as an audit committee financial expert under the applicable requirements of the rules and regulations of the SEC

It is Company policy that no member of the Audit Committee may simultaneously serve on the audit committees of more than two other publicly traded companies, unless service on any such additional audit committee is approved by the Board upon recommendation of the Nominating and Corporate Governance Committee. Currently, Messrs. Sutula and Vogel and Ms. Spradley do not serve on more than two other audit committees for publicly traded companies.

Committee Responsibilities: The Audit Committee is responsible for, among other things:

•	selecting, and evaluating the performance of, the Company’s independent registered public accounting firm (including its qualifications, performance and independence);

•

evaluating the integrity of the Company’s accounting and financial reporting systems, including the audit of the Company’s annual financial statements by the independent registered public accounting firm;

•	overseeing the Company’s systems of internal accounting and financial controls and reviewing the activities and qualifications of the Company’s internal audit function;

•	reviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

•

reviewing and discussing risk management and controls, including policies and guidelines with respect to risk assessment and risk management, as well as the Company’s major financial and cyber security risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing and approving related party transactions for potential conflicts of interest;

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters; and

•	preparing the report required to be included in our annual report on Form 10-K or proxy statement.

The Audit Committee’s role is one of oversight. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Meetings. The Audit Committee meets at least four times annually and more frequently as circumstances dictate. The Audit Committee held thirteen meetings during Fiscal 2018, two meetings prior to the Emergence Date and eleven meetings thereafter.

COMPENSATION COMMITTEE

Current Committee Composition: Scott D. Vogel (Committee Chair) and Stephan Scholl

Pre-Emergence Date Committee Composition: John Marren (Committee Chair), Charles Giancarlo and Gary Smith

In addition, Ronald A. Rittenmeyer served on the Compensation Committee from December 15, 2017 until his resignation from the Board, effective April 30, 2018.

The Board has determined that each of Messrs. Scholl and Vogel meets the independence rules for compensation committees set by the NYSE. In addition, each of them is a “Non-Employee Director,” as defined by Rule 16b-3 under the Exchange Act, and satisfies the requirements of an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Committee Responsibilities: The Compensation Committee is responsible for, among other things:

•

reviewing and evaluating the performance of each of the Company’s senior officers who are, as determined from time to time by our Board, subject to the provisions of Section 16 of the Exchange Act (the “Senior Executives” or “Section 16 Officers”), and setting their compensation based on that evaluation;

•	reviewing the individual goals and objectives of, and evaluating the performance of, the CEO, and setting the CEO’s compensation based on that evaluation;

•

reviewing, approving and making recommendations to the Board, as required by law or regulation, with respect to adopting equity-based plans and incentive compensation plans in which the CEO and the other Senior Executives may participate;

•	approving grants of stock options, restricted stock awards and/or other awards under equity-based plans;

•	making recommendations to the Board regarding compensation of the non-employee Board members and committee members;

•	approving employment agreements and severance plans for Senior Executives;

•	monitoring compliance with the Company’s share ownership guidelines;

•	developing and periodically reviewing with the Board succession plans with respect to the CEO and other senior executives;

•	administering the Company’s clawback policy;

•

reviewing and discussing with management the compensation discussion and analysis to be included in our filings with the SEC and preparing an annual compensation committee report for inclusion in our annual report on Form 10-K or proxy statement; and

•	overseeing any other such matters as the Board shall deem appropriate from time to time.

The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant during Fiscal 2018 following the Emergence Date. FW Cook advised the Compensation Committee on, among other things, the reasonableness of our executive compensation levels in comparison to other similarly situated companies and on the appropriateness of our executive and non-employee director compensation program structure in supporting our business objectives. FW Cook does not provide any other services to the Company. Meetings of the Compensation Committee are attended by the CEO, if requested by the Compensation Committee. The Chairman of the Compensation Committee reports the actions of the Compensation Committee regarding compensation of Senior Executives to the Board.

Meetings. The Compensation Committee meets at least four times annually and more frequently as deemed necessary by the committee Chair. The Compensation Committee held nine meetings during Fiscal 2018, one meeting prior to the Emergence Date and eight meetings thereafter.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee until the Emergence Date were Messrs. Marren (Committee Chair), Giancarlo and Smith. Each of them resigned from the Board and the Compensation Committee in connection with the Company’s emergence from bankruptcy, at which time Messrs. Vogel (Committee Chair) and Scholl were appointed to the Compensation Committee. Each current member of the Compensation Committee is an independent director. No individual who was a member of the Compensation Committee during Fiscal 2018: (i) was an officer or employee of the Company or any of its subsidiaries during Fiscal 2018; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) served on the board of directors of any other company any of whose executive officers served on the Company’s Compensation Committee or its Board, with the exception of Mr. Giancarlo who served as the Company’s President and Chief Executive Officer from June 30, 2008 until December 22, 2008.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Current Committee Composition: Susan L. Spradley (Committee Chair), Stephan Scholl and William D. Watkins

Pre-Emergence Date Committee Composition: Afshin Mohebbi (Committee Chair), Charles Giancarlo, Kevin J. Kennedy and Gary Smith

In addition, from December 15, 2017 until Ronald A. Rittenmeyer’s resignation from the Board on April 30, 2018, the composition of the Nominating and Corporate Governance Committee was Ronald A. Rittenmeyer (Committee Chair) and Susan L. Spradley.

The Board has determined that each of Ms. Spradley and Messrs. Scholl and Watkins meets the independence rules of the NYSE.

Committee Responsibilities: The Nominating and Corporate Governance Committee is responsible for, among other things:

•

evaluating the performance, size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and working with management in attracting candidates with those qualifications;

•	developing and recommending to the Board criteria for the selection of new directors;

•

identifying individuals qualified to become directors and reviewing the qualifications of prospective nominees, including nominees recommended by stockholders, and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill Board vacancies;

•

recommending qualified individuals to serve as committee members and chairs on the various Board committees and recommending to the Board, as appropriate, changes in number, function or composition of committees;

•	establishing procedures, subject to the Board’s approval, for the annual performance self-evaluation of the Board and its committees;

•	developing and overseeing a Company orientation program for new directors and an education program for all directors and periodically reviewing such programs and updating them as necessary;

•	monitoring, with the assistance of our General Counsel, current developments in the regulation and practice of corporate governance; and

•	periodically reviewing our Corporate Governance Guidelines and recommending changes, as appropriate, to the Board.

Meetings. The Nominating and Corporate Governance Committee held two meetings during Fiscal 2018, both of which were after the Emergence Date. The Nominating and Corporate Governance Committee meets periodically, as deemed necessary by the committee Chair.

Selection of Board Nominees

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for election to the Board. To fulfill these responsibilities, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management to attract candidates with those qualifications.

To identify new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from its members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, considers each candidate’s personal qualifications and how such personal qualifications effectively address the then perceived current needs of the Board and its committees, including the criteria described above under “Board Composition and Director Qualifications.” The selection process includes, among other things, interviews with Board members, the CEO and other members of senior management, as appropriate, and reference checks of identified candidates. The Nominating and Corporate Governance Committee will also consider director candidates submitted by stockholders. See the procedures described in this Proxy Statement under the heading “Process for Director Nominations and Stockholder Proposals” for more details.

The Nominating and Corporate Governance Committee has sole authority under its charter to retain and terminate, at the Company’s expense, any search firm or advisor to be used to identify director candidates and has sole authority to approve the search firm’s or advisor’s fees and other retention terms. After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval.

In 2017, the Company engaged Heidrick & Struggles International, Inc., a worldwide executive search firm (“Heidrick & Struggles”), to help identify individuals to serve as directors upon the Company’s emergence from bankruptcy. Heidrick & Struggles identified each of Messrs. Scholl, Sutula and Watkins and Ms. Spradley as director candidates. Each of them, as well as Mr. Rittenmeyer, who served as a Company director prior to emergence from bankruptcy, and Mr. Vogel, were approved as part of the Plan of Reorganization.

In May 2018, the Board engaged Heidrick & Struggles to help the Board identify individuals to possibly join the Board following Mr. Rittenmeyer’s resignation from the Board. In addition, the Board appointed an ad hoc committee of the Board, comprised of Messrs. Chirico, Scholl and Watkins, to evaluate potential director candidates and recommend candidates to the Nominating and Corporate Governance Committee. This committee considered director candidates identified by Heidrick & Struggles and the directors interviewed certain director candidates based upon the committee’s recommendation. After consideration of a recommendation from the Nominating and Corporate Governance Committee, the Board elected Ms. Yeaney to serve on the Board, effective as of March 18, 2019.

The Nominating and Corporate Governance Committee evaluated the director nominees and recommended that the Board nominate each director nominee named above for re-election.

Board Oversight of Risk Management

While the Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks and receives and reviews briefings concerning the Company’s information security and technology risks (including cyber security), financial risks and potential conflicts of interests. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Communications with the Board

Stockholders or interested parties may contact the Board, the Non-Executive Chairman and/or independent directors about corporate governance or other matters related to the Board by writing to the following address (indicating by name or title to whom the correspondence should be directed):

Avaya Holdings Corp. Board of Directors

Attention: Corporate Secretary

4655 Great America Pkwy

Santa Clara, CA 95054

Communications may also be sent by email to bdofdirectors@avaya.com. The Corporate Secretary manages all communications received as set forth above to determine whether the contents represent a message to the Board, its committees or any member, group or committee of the Board.

PROPOSAL 1 – ELECTION OF DIRECTORS

Under our bylaws, our Board shall consist of at least seven directors and not more than nine. All directors will be in one class. Currently our Board has seven members. At each annual meeting of stockholders, the directors will be elected to serve until the earlier of their death, resignation, retirement, disqualification, removal or incapacity or until their successors have been elected and qualified.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated James M. Chirico, Jr., Stephan Scholl, Susan L. Spradley, Stanley J. Sutula, III, Scott D. Vogel, William D. Watkins and Jacqueline E. Yeaney for election as directors, each to serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualified, except in the case of their earlier death, resignation, retirement, disqualification, removal or incapacity. Each nominee is currently serving as a director and has consented to serve for the new term. Should any of them become unavailable for election, your proxy authorizes the named proxies to vote for such other person, if any, as the Board may recommend.

The following table identifies the experience and qualifications that our director nominees bring to the Board. As described above under “Board Composition and Director Qualifications,” the Nominating and Corporate Governance Committee formulates its recommendation of candidates to the Board after consideration of each candidate’s personal qualifications and how such personal qualifications effectively address the then perceived current needs of the Board and its committees.

Directors
Experience/Skills	Chirico	Scholl	Spradley	Sutula	Vogel	Watkins	Yeaney
Senior Leadership	●	●	●	●	●	●	●
Finance, Accounting or Financial Reporting			●	●	●	●	●
Corporate Governance			●	●	●	●
Executive Compensation			●		●	●
International Experience	●	●	●	●		●	●
Other Public Company Board experience			●		●	●	●
Risk Management	●	●	●	●	●	●
Strategic Planning, Business Development, Business Operations	●	●	●	●	●	●	●

Each director to be elected by stockholders is elected by a plurality of votes, which means that the seven nominees receiving the most “for” votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Votes may not be cast “against” the election of a nominee. Abstentions and broker non-votes will not be counted for any purpose in determining whether a nominee is elected. Directors may be removed, with or without cause, upon the affirmative vote of the holders of at least a majority of our voting stock. Directors need not be stockholders but are subject to certain share ownership requirements as described in the “Compensation Discussion & Analysis” below.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

Director Nominees

James M. Chirico, Jr. Director since 2017 Age 61 Committees: N/A

Mr. Chirico has been our President and CEO since October 1, 2017 and a member of our Board since the Emergence Date. Prior to that, from September 1, 2016 through September 30, 2017, he served as our Executive Vice President and Chief Operating Officer and was also named Head of Global Sales in November 2016. Previously he served as our Executive Vice President, Business Operations and Chief Restructuring Officer from June 14, 2010 through August 31, 2016. He served as President, Operations from January 2008 until June 14, 2010 and was appointed Chief Restructuring Officer on February 3, 2009. Prior to joining Avaya, from February 1998 to November 2007, Mr. Chirico held various senior management positions at Seagate Technology, a designer, manufacturer and marketer of hard disc drives, including Executive Vice President, Global Disc Storage Operations, from February 2006 until November 2007, and Senior Vice President and General Manager, Asia Operations, from September 2000 to February 2006. In addition, Mr. Chirico served on the Board of Directors of Caraustar Industries, Inc., an integrated manufacturer of 100% recycled paperboard and converted paperboard products, from 2009 until 2013.

Mr. Chirico’s role as CEO, the management perspective he brings to Board deliberations and his extensive management experience at Avaya, as well as other companies, led to the conclusion that he should serve as a director of our Company.

Stephan Scholl Director since 2017 Age 48 Committees: ∎ Compensation ∎ Nominating & Corporate Governance

Mr. Scholl joined our Board on the Emergence Date. Mr. Scholl is currently Advisor to the Office of the Chief Executive Officer at Infor, Inc., a privately-held provider of enterprise software products and services, a position he has held since July 11, 2018. Prior to that, from April 2012 until July 11, 2018, he served as President of Infor, Inc. Previously, from 2011 until 2012, he served as President and Chief Executive Officer of Lawson Software, Inc. He helped merge Lawson into Infor in 2012. He joined Infor in 2010 as Executive Vice President of Global Sales and Consulting. Earlier, Mr. Scholl held various leadership roles at Oracle Corporation, including Senior Vice President and General Manager of the Tax and Utilities Business and before that as Senior Vice President of the North America Consulting business. He joined Oracle in 2005 with the company’s acquisition of PeopleSoft.

Mr. Scholl’s experience in software and services, including with a cloud business, his service as an executive officer of companies including as President and Chief Executive Officer, as well as his independence from the Company, led to the conclusion that he should serve as a director of our Company.

Susan L. Spradley Director since 2017 Age 58 Committees: ∎ Audit ∎ Nominating & Corporate Governance (Chair)

Ms. Spradley joined our Board on the Emergence Date. Ms. Spradley is Chief Executive Officer of Motion Intelligence, Inc., a SaaS company specializing in mobile device location and identification services, a position she has held since December 2017. She is also a partner in the Tap Growth Group, a senior executive consulting firm focused on helping new ventures and Fortune 500 companies drive growth, a position she has held since August 2017. In addition, Ms. Spradley is the principal of Spradley Consulting LLC, a consulting firm that she founded in February 2017 that offers management consulting and leadership and talent coaching. Previously, she served in senior executive roles at Viavi Solutions (formerly JDSU), a publicly-traded provider of strategic network solutions. She was Executive Vice President and General Manager of Product Line Management and Design from 2015 to January 2017, and before that she was Senior Vice President and General Manager of the Communications Test & Measurement Business Unit from 2013 to 2015. From April 2011 to December 2012, Ms. Spradley was the CEO/Executive Director of US Ignite, a White House and National Science Foundation initiative focused on applications for smart city implementation. Prior to serving at US Ignite, Ms. Spradley was President of the North America region at Nokia Siemens Networks and an Executive Board Member. She served in a variety of roles at Nortel before her work at Nokia Siemens Networks, most recently as President of Global Services. Ms. Spradley currently sits on two public company boards: Qorvo, a global provider of RF systems and semiconductor technologies, a position she has held since January 2017, and NetScout Systems, Inc., a leading provider of service assurance, security and business analytics, a position she has held since April 2018. Additionally, since 2012 Ms. Spradley has served as Chairman of the board of directors of US Ignite, a non-profit organization. From October 2011 until November 2012, she served on the board of directors of EXFO Inc.

Ms. Spradley’s experience in the wireless telecommunications industry, including broad operating experience in sales, product portfolio management, and research and development for multiple global communications-related companies and her extensive public company executive leadership experience, as well as her independence from the Company, led to the conclusion that she should serve as a director of our Company.

Stanley J. Sutula, III Director since 2017 Age 53 Committees: ∎ Audit (Chair)

Mr. Sutula joined our Board on the Emergence Date. Mr. Sutula is currently an Executive Vice President and Chief Financial Officer of Pitney Bowes Inc., a global technology company offering innovative products and solutions that helps its clients navigate the complex world of commerce, and has served in this capacity since February 2017. From January 2015 to January 2017, he was Vice President and Controller of International Business Machines Corporation (IBM), a global company that creates value for clients through integrated solutions and products that leverage data, information technology, deep expertise in industries and business processes, and a broad ecosystem of partners and alliances. From January 2014 to January 2015, he served as Vice President and Treasurer of IBM and from May 2008 to January 2014 he served as Vice President – Finance and Planning (Chief Financial Officer) of IBM’s Global Technology Services business. From 1988 to 2008, he held a number of positions at IBM including several leadership positions in the United States and Europe.

Mr. Sutula’s experience in senior finance positions, including as Chief Financial Officer and Controller, and his experience with software and global management, as well as his independence from the Company, led to the conclusion that he should serve as a director of our Company.

Scott D. Vogel Director since 2017 Age 43 Committees: ∎ Audit ∎ Compensation (Chair)

Mr. Vogel joined our Board on the Emergence Date. Mr. Vogel is currently a Managing Member of Vogel Partners LLC, a private investment firm and has served in that capacity since July 2016. From 2002 through July 2016, he was a Managing Director at Davidson Kempner Capital Management, L.L.C., investing in distressed debt securities. From 1999 to 2001, he worked at MFP Investors, L.L.C. investing in special situations and turnaround opportunities. Prior to MFP Investors, he was an investment banker at Chase Securities. Mr. Vogel has served on numerous boards during his career and is currently on the Board of Directors of the following public companies: Seadrill Ltd. since July 2018, Bonanza Creek Energy, Inc. since April 2017, Key Energy Services, Inc. since December 2016 and Arch Coal, Inc. since October 2016; his service on the Arch Coal, Inc. Board of Directors will end in May 2019. Mr. Vogel is a member of the Olin Alumni Board of Washington University and a member of the Advisory Board of Grameen America.

Mr. Vogel’s mix of experience with executive management oversight, finance and capital markets, human resources and compensation and strategic planning, as well as his independence from the Company, led to the conclusion that he should serve as a director of our Company.

William D. Watkins Chair of the Board of Directors Director since 2017 Age 66 Committees: ∎ Nominating & Corporate Governance

Mr. Watkins joined our Board and became Chair of the Board on the Emergence Date. Mr. Watkins was most recently Chairman and Chief Executive Officer of Imergy Power Systems, a privately-held energy storage solutions company, from January 2015 and September 2013, respectively, until August 2016. Previously, he served as Chairman of the Board at Bridgelux, Inc., from February 2013 to December 2013 and as its Chief Executive Officer from 2010 to February 2013. Prior, he served as Chief Executive Officer and Board Member at Seagate Technology, a publicly-traded provider of electronic data storage technologies and systems, from 2004 until 2009, and before that he was Seagate’s President and Chief Operating Officer. He joined Seagate in 1996 with the company’s acquisition of Conner Peripherals. Mr. Watkins currently sits on two public company boards: FLEX LTD., an electronics design manufacturer, since April 2009; and Maxim Integrated Products, Inc., a manufacturer of linear and mixed-signal integrated circuits, since August 2008. Mr. Watkins previously served as a Board Member at Seagate Technology from 2000 until 2009. He was a Non-Executive Director at MEMC Electronic Materials, Inc. from 2002 until 2004.

Mr. Watkin’s experience in the technology industry, his operational and management experience, his experience as an executive officer of companies including as Chief Executive Officer, President and Chief Operating Officer, his expertise and familiarity with financial statements, as well as his independence from the Company, led to the conclusion that he should serve as a director of our Company.

Jacqueline E. Yeaney Director since 2019 Age 50 Committees: None

Ms. Yeaney joined our Board on March 18, 2019. Ms. Yeaney was most recently the Senior Vice President and Chief Marketing Officer of Ellucian, a privately-held provider of software and services for higher education management, from January 2017 until April 1, 2019. She served as the Executive Vice President, Strategy and Marketing of Red Hat, Inc., a publicly-traded provider of open source software solutions, from 2011 to 2016 after serving as a consultant to Red Hat from 2010 to 2011. Prior to that she served as the chief marketing officer at Premiere Global Services, Inc., EarthLink, Inc. and HomeBanc Mortgage Corporation. Ms. Yeaney was also a Captain in the U.S. Air Force where she held the highest level security clearance. Previously Ms. Yeaney served as a Non-Executive Director at Promethean World Limited from 2014 to 2015.

Ms. Yeaney’s experience with global public company technology companies, including experience with strategy, marketing and transformation in the cloud and software industries, and her executive leadership experience, as well as her independence from the Company, led to the conclusion that she should serve as a director of our Company.

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Our officers and directors and persons beneficially holding more than 10% of our Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership of our Common Stock and other equity securities with the SEC. We file these reports of ownership and changes in ownership on behalf of our officers and directors.

We believe that during the Fiscal 2018, our directors and Section 16 Officers complied with all Section 16(a) filing requirements. In making the above statement, we have relied solely upon our review of the written representations of our directors and Section 16 Officers and/or our review of the reports filed for Fiscal 2018.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our Common Stock as of March 18, 2019 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors and director nominees;

•	each named executive officer as set forth in the summary compensation table in this Proxy Statement; and

•	all current executive officers, directors and director nominees as a group.

Percentage ownership of our Common Stock in the table is based on 110,717,682 shares of Common Stock outstanding as of March 18, 2019. Shares of Common Stock that may be acquired within 60 days of March 18, 2019 pursuant to the exercise of options or warrants, and restricted stock units (“RSUs”) that vest within 60 days of March 18, 2019 are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Unless otherwise noted below, the address of each of the individuals and entities named below is c/o Avaya Holdings Corp., 4655 Great America Parkway, Santa Clara, California 95054.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Total Shares
5% Stockholder:
Davidson Kempner Capital Management LP and other Reporting Persons	10,871,113	(1)	9.8%
c/o Davidson Kempner Capital Management LP 520 Madison Avenue, 30th Floor New York, New York 10022
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,985,183	(2)	9.0%
JPMorgan Chase & Co.	9,867,620	(3)	8.9%
270 Park Avenue New York, New York 10017

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Total Shares
BlackRock, Inc.	7,469,484	(4)	6.7%
55 East 52nd Street New York, New York 10055

Directors:
James M. Chirico, Jr.	592,739	(5)	*
Stephan Scholl	16,887	(6)	*
Susan L. Spradley	16,887	(6)	*
Stanley J. Sutula, III	16,887	(6)	*
Scott D. Vogel	16,887	(6)	*
William D. Watkins	16,887	(6)	*
Jacqueline E. Yeaney	2,885	(7)	*

Named Executive Officers (other than James M. Chirico, Jr.):
Dino Di Palma	—	(8)	*
Jaroslaw S. Glembocki	—	(9)	*
Edward Nalbandian	28,786	(10)	*
Patrick J. O’Malley, III	98,869	(11)	*
William Mercer Rowe	—	(12)	*
Shefali Shah	52,009	(13)	*
David Vellequette	—	(14)	*
All Current Directors and Executive Officers as a Group (12 persons)(5), (6), (7), (10), (13)	767,369		*

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.
(1)

The information was based upon a Schedule 13G/A filed with the SEC on February 11, 2019 by (i) M. H. Davidson & Co. (“CO”); (ii) Davidson Kempner Partners (“DKP”); (iii) Davidson Kempner Institutional Partners, L.P. (“DKIP”); (iv) Davidson Kempner International, Ltd. (“DKIL”); (v) Davidson Kempner Distressed Opportunities Fund LP (“DKDOF”); (vi) Davidson Kempner Distressed Opportunities International Ltd. (“DKDOI”); (vii) DKSOF IV Trading Subsidiary LP (“DKSOF”); (viii) Davidson Kempner Capital Management LP (“DKCM”); and (ix) Messrs. Thomas L. Kempner, Jr. and Anthony A. Yoseloff, and confirmed to the Company on October 24, 2018. CO has shared voting and dispositive power with respect to 206,733 of these shares. DKP has shared voting and dispositive power with respect to 1,213,419 of these shares. DKIP has shared voting and dispositive power with respect to 2,693,630 of these shares. DKIL has shared voting and dispositive power with respect to 2,953,527 of these shares. DKDOF has shared voting and dispositive power with respect to 784,694 of these shares. DKDOI has shared voting and dispositive power with respect to 1,396,916 of these shares. DKSOF has shared voting and dispositive power with respect to 1,622,194 of these shares. DKCM, Messrs. Kempner and Yoseloff have shared voting and dispositive power with respect to all of these shares.

(2)

The information was based upon a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group. The Vanguard Group has sole voting power with respect to 103,295 of these shares, shared voting power with respect to 13,672 of these shares, sole dispositive power with respect to 9,879,988 of these shares and shared dispositive power with respect to 105,195 of these shares. The Vanguard Group’s Schedule 13G indicates that (i) 91,523 of these shares are beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, as a result of its serving as investment manager of collective trust accounts and (ii) 25,444 of these shares are beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, as a result of its serving as investment manager of Australian investment offerings.

(3)

The information was based upon a Schedule 13G filed with the SEC on January 23, 2019 by JPMorgan Chase & Co. JPMorgan Chase & Co. has sole voting power with respect to 3,693,630 of these shares and sole dispositive power with respect to 9,850,820 of these shares. JPMorgan Chase & Co.’s Schedule 13G indicates that the shares beneficially owned are held by its subsidiaries J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, National Association and JPMorgan Asset Management (UK) Limited.

(4)

The information was based upon a Schedule 13G filed with the SEC on February 11, 2019 by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 7,212,224 of these shares and sole dispositive power with respect to 7,469,484 of these shares. BlackRock, Inc.’s Schedule 13G indicates that each of the following subsidiaries owns at 5% or greater of the shares reported on this Schedule 13G: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC.

(5)

Includes (i) 202,907 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of March 18, 2019 and (ii) 121,745 shares of Common Stock issuable upon the vesting of RSUs within 60 days of March 18, 2019.

(6)

Includes 12,847 shares of Common Stock issuable in respect of RSUs that have vested but have had their settlement deferred until the earliest to occur of: (x) December 15, 2020, (y) the recipient’s separation of service from the registrant and (z) a “change in control” of the registrant, as defined in the Avaya Holdings Corp. 2017 Equity Incentive Plan. Also includes 4,040 shares of Common Stock issuable in respect of RSUs that have vested but have had their settlement deferred until the earliest to occur of: (x) February 12, 2022, (y) the recipient’s separation of service from the registrant and (z) a “change in control” of the registrant, as defined in the Avaya Holdings Corp. 2017 Equity Incentive Plan. All of the RSUs can only be settled with Common Stock.

(7)

Consists of 2,885 shares of Common Stock issuable in respect of RSUs that have vested but have had their settlement deferred until the earliest to occur of: (x) March 18, 2022, (y) the recipient’s separation of service from the registrant and (z) a “change in control” of the registrant, as defined in the Avaya Holdings Corp. 2017 Equity Incentive Plan. These RSUs can only be settled with Common Stock.

(8)

We are unable to provide a current address or confirm Mr. Di Palma’s beneficial ownership because Mr. Di Palma’s service as our Senior Vice President, Americas Sales, Strategic Partners and Global Accounts ended effective February 15, 2019.

(9)	We are unable to provide a current address or confirm Mr. Glembocki’s beneficial ownership because Mr. Glembocki’s service as our Senior Vice President, Operations ended effective June 30, 2018.
(10)	Includes 9,332 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of March 18, 2019.
(11)

Includes (i) 33,817 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of March 18, 2019 and (ii) 20,291 shares of Common Stock issuable upon the vesting of RSUs within 60 days of March 18, 2019.

(12)	We are unable to provide a current address or confirm Mr. Rowe’s beneficial ownership because Mr. Rowe’s service as our Senior Vice President and President, Cloud ended effective September 12, 2018.
(13)

Includes (i) 16,908 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of March 18, 2019 and (ii) 10,145 shares of Common Stock issuable upon the vesting of RSUs within 60 days of March 18, 2019.

(14)

We are unable to provide a current address or confirm Mr. Vellequette’s beneficial ownership because Mr. Vellequette’s service as our Senior Vice President of Finance, which began on October 24, 2017, ended effective January 4, 2018. Prior to that he served as our Senior Vice President and Chief Financial Officer from October 1, 2012 through October 23, 2017.

DIRECTOR COMPENSATION

Members of the Board who are Company employees do not receive any additional compensation for their service as directors.

Fiscal 2018 Non-Employee Director Compensation Program

Prior to the Emergence Date

Immediately prior to the Emergence Date, the Company’s independent non-employee directors were Mary C. Henry, Kiran Patel and Gary B. Smith. They received compensation for Fiscal 2018 until the end of their service on the Emergence Date under the following program with all cash retainers paid in quarterly installments:

Annual Cash Retainer	$250,000
Committee Member Annual Cash Retainer	$10,000
Additional Committee Chair Annual Cash Retainer	Audit: $20,000 Compensation: $15,000 Nominating & Governance: $15,000

There also were three non-independent, non-employee directors who received non-employee director compensation: John W. Marren, Afshin Mohebbi, and Ronald A. Rittenmeyer. During Fiscal 2018, annual compensation was $300,000 for Messrs. Marren and Rittenmeyer and $450,000 for Mr. Mohebbi. These amounts were paid in cash in quarterly installments until the Emergence Date. Messrs. Marren and Mohebbi resigned from the Board as of the Emergence Date. Mr. Rittenmeyer remained on the Board following the Emergence Date and participated in the new compensation program described below during that time.

As of the Emergence Date

In January 2018, upon the recommendation of the Compensation Committee, the Board approved a post-emergence compensation program that was effective as of December 15, 2017. The new program consisted of the following:

Annual Cash Retainer	$100,000
Annual Equity Grant	$250,000 in RSUs

The cash retainer was paid in quarterly installments beginning in March 2018. RSUs vested in four equal installments in March, June, September and December 2018. However, the delivery of the underlying shares is deferred until the earliest to occur of: (i) December 15, 2020, (ii) the recipient’s separation from the Company or (iii) a change in control of the Company, as defined in the Avaya Holdings Corp. 2017 Equity Incentive Plan.

Non-Employee Director Compensation Paid in Fiscal 2018

The following table details the total compensation paid to of our non-employee directors for Fiscal 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Non-Employee Directors After Emergence Date
Ronald A. Rittenmeyer(2)	100,000	249,360	349,360
Stephan Scholl(3)	75,000	249,360	324,360
Susan L. Spradley(3)	75,000	249,360	324,360
Stanley J. Sutula, III(3)	75,000	249,360	324,360
Scott D. Vogel(3)	75,000	249,360	324,360
William D. Watkins(3)	75,000	249,360	324,360
Non-Employee Directors Resigning at Emergence Date(4)
Mary Henry	65,000	—	65,000
John Marren	75,000	—	75,000
Afshin Mohebbi	125,000	—	125,000
Kiran Patel	70,000	—	70,000
Gary Smith	67,500	—	67,500

(1)

Amounts shown represent the grant date fair value of each award as calculated in accordance with ASC 718. See Note 2 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for an explanation of the assumptions used in the valuation of these awards. To calculate the number of restricted stock units to be granted to the non-employee directors in connection with our emergence from bankruptcy, we divided $250,000 by the fair market value of a share of our common stock on the Emergence Date, which was $19.46. The grant date fair value shown in the table above reflects the $19.41 fair market value of a share of our common stock on January 23, 2018, the date 12,847 restricted stock units were granted to each recipient.

(2)

Mr. Rittenmeyer was the only director to serve on the Board both prior to, and after, the Emergence Date. In December 2017, he received a $75,000 payment representing a portion of his pre-Emergence Date non-employee director compensation, and in March 2018, he received a $25,000 quarterly payment. He terminated his service as a director of the Company effective April 30, 2018. At the time of his termination of service, he held (i) vested RSUs for an aggregate of 3,211 shares, which were distributed to him, and (ii) unvested RSUs for an aggregate of 9,636 shares, which were forfeited.

(3)

Cash compensation for each of Ms. Spradley and Messrs. Scholl, Sutula, Vogel and Watkins consists of three quarterly $25,000 installments of the $100,000 annual cash retainer in effect during Fiscal 2018 after the Emergence Date. As of September 30, 2018, each director held (i) vested and deferred RSUs for an aggregate of 9,635 shares and (ii) unvested RSUs for an aggregate of 3,212 shares (which vested on December 15, 2018.)

(4)	In Fiscal 2018, each of the non-employee directors who resigned at the Emergence Date received one quarterly installment of their respective annual cash retainers described above.

Fiscal 2019 Non-Employee Director Compensation Program Changes

In August 2018, upon the recommendation of the Compensation Committee with input from FW Cook, the Committee’s independent consultant, the Board approved a reduction in the annual cash retainer from $100,000 to $75,000 in order to better align with our Compensation Peer Group, and established additional retainers for the Non-Executive Chair and each committee chair. In February 2019, upon the recommendation of the Compensation Committee with input from the Compensation Committee’s independent consultant, the Board granted the non-employee directors a supplemental equity award in order to account for the period of Board service from January 1, 2019 through the date of the Annual Meeting and to reflect the change in timing of future annual equity awards to occur at Annual Meetings. Effective for Fiscal 2019, the program currently consists of the following:

Annual Cash Retainer	$75,000

Additional Cash Retainers for Leadership Positions	Non-Executive Chair: $75,000 Audit Committee Chair: $25,000 Compensation Committee Chair: $15,000 Nominating & Corporate Governance Committee Chair: $10,000

Meetings fees	$2,000 per Board or committee meeting in excess of 20 aggregate meetings during the fiscal year

Annual Equity Grant	$250,000 in RSUs, which will be granted after the 2019 Annual Meeting to those who are elected to the Board at the Annual Meeting

Supplemental Equity Grant	$62,500 in RSUs, which were granted in February 2019 for service from January 2019 through the 2019 Annual Meeting

Initial Equity Grant for Any Non-Employee Director Joining the Board of Directors Before the 2019 Annual General Meeting	$250,000 in RSUs, pro-rated to reflect service as a non-employee director for the portion of the fiscal year served until the 2019 Annual Meeting

The annual cash retainer will be paid in arrears to the non-employee directors as four quarterly payments of $18,750, beginning March 2019. The additional cash fees for serving as committee chairs will similarly be paid in arrears in four quarterly installments, beginning in March 2019. The meeting fees, if any, will be paid in arrears at the end of Fiscal 2019. RSUs granted in February and March 2019 were fully vested as of the grant date, with deferred settlement provisions similar to the 2018 awards, and it is expected that this design will be retained for future equity awards.

Non-Employee Director Share Ownership Guideline

Non-employee directors are expected to own shares equivalent to six times the value of the annual cash retainer for Board service (not the additional cash retainers for leadership positions). Until the guideline is achieved, the director must hold at least 50% of net shares received upon vesting of an award. As of the date of this filing, all non-employee directors comply with these ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Fiscal 2018 was a year of transition for our Company. On January 19, 2017, we filed voluntary petitions for relief under Chapter 11, and, on the Emergence Date, we successfully emerged from Chapter 11 as a restructured company.

During the Chapter 11 proceedings, the compensation committee of our Board (the “Predecessor Compensation Committee”), comprised of John W. Marren (Committee Chair), Charles H. Giancarlo and Gary B. Smith, oversaw our executive compensation programs. During this time, the Predecessor Compensation Committee implemented executive compensation decisions with our major creditors and, where required, with the approval of the Chapter 11 bankruptcy court (the “Bankruptcy Court”).

The Company emerged from Chapter 11 with a newly established Board determined to lead our Company to a successful future and profitable growth. Following the Emergence Date, a new compensation committee of the Board was formed (the “Compensation Committee”), comprised of Scott D. Vogel (Committee Chair), Stephan Scholl and Ronald A. Rittenmeyer (who served through his resignation from the Board, effective April 30, 2018).

Key points of our Company’s performance in Fiscal 2018 are described under “Fiscal 2018 Performance at a Glance” above and more fully in our Form 10-K that accompanies this Proxy Statement. As we stabilized our business following the Emergence Date and built the momentum and foundation to grow the business in Fiscal 2019, the Compensation Committee also transitioned our executive compensation program. As described below, the Compensation Committee made changes to the program following the Emergence Date that reflect our industry fundamentals, operating environment and results, enhance the incentive and retentive elements of the program, and create greater alignment with best practices and stockholders’ interests.

Fiscal 2018 Named Executive Officers

This Compensation Discussion and Analysis (the “CD&A”) explains the key elements of the compensation of our Company’s named executive officers (“NEOs”) and describes the objectives and principles underlying our Company’s executive compensation program for Fiscal 2018. For Fiscal 2018, our NEOs were:

Name	Title as of September 30, 2018
James M. Chirico, Jr.	President and Chief Executive Officer (“CEO”)
Patrick J. O’Malley, III (1)	Senior Vice President and Chief Financial Officer
Shefali Shah	Senior Vice President, General Counsel and Chief Administrative Officer
Edward Nalbandian	Senior Vice President and President, Services
Dino Di Palma (2)	Senior Vice President, Americas Sales, Strategic Partners and Global Accounts
William Mercer Rowe (3)	Former Senior Vice President and President, Cloud
Jaroslaw Glembocki (4)	Former Senior Vice President, Operations
David Vellequette (5)	Former Senior Vice President and Chief Financial Officer

(1)

Mr. O’Malley ceased serving as the Company’s Senior Vice President and Chief Financial Officer, and began serving as the Company’s Senior Vice President, Global Initiatives, effective February 15, 2019.

(2)	Mr. Di Palma’s employment with the Company terminated effective February 15, 2019.
(3)	Mr. Rowe’s employment with the Company terminated effective September 12, 2018.
(4)	Mr. Glembocki’s employment with the Company terminated effective June 30, 2018
(5)

Mr. Vellequette’s employment with the Company terminated effective January 4, 2018. On October 1, 2012, Mr. Vellequette served as our Senior Vice President, Chief Financial Officer, and continued in that role until October 23, 2017, at which time he ceased being an executive officer. From October 24, 2017 to his termination date, he served as our Senior Vice President of Finance.

Effective February 15, 2019, the Company appointed Kieran J. McGrath as the Company’s Senior Vice President and Chief Financial Officer.

Compensation Decisions

It is important to understand the distinction between the compensation decisions made by a combination of our Predecessor Compensation Committee, our major creditors and, in certain circumstances, the Bankruptcy Court during our Chapter 11 proceeding and the enhancements approved by the Compensation Committee following the Emergence Date. The chart below summarizes the major Fiscal 2018 executive compensation elements designed or implemented during the tenure of each of the Predecessor Compensation Committee and the Compensation Committee:

	Predecessor Compensation Committee	Compensation Committee Tenure
Base Salaries	For each NEO employed or offered employment prior to the Emergence Date (the “Emergence NEOs”)(1)	For each NEO other than the Emergence NEOs(2)
Bonuses	Sign-on bonuses, target bonus levels and Fiscal 2018 target bonus guarantees for each newly-hired or promoted Emergence NEO

One-time cash bonus awards to certain NEOs for their extraordinary efforts in connection with our emergence from Chapter 11

Target bonus levels and guaranteed Fiscal 2018 bonuses for NEOs other than Emergence NEOs

Fiscal 2018 Executive Annual Incentive Plan (“EAIP”) establishing financial performance objectives for payments thereunder

Fiscal 2018 bonuses paid to each NEO under the EAIP

Incentive Equity

Cancelled equity awards granted prior to the Chapter 11 proceedings without consideration

Avaya Holdings Corp. 2017 Equity Incentive Plan (“2017 Equity Incentive Plan”), the pool available for the Emergence Equity Awards and the terms and conditions of the equity awards upon emergence from Chapter 11

Emergence Equity Award commitments for the Emergence NEOs

Emergence Equity Awards to the Emergence NEOs consistent with the commitments included as part of their employment terms and to other employees recommended by management

Inducement incentive equity awards for new hires, including NEOs other than the Emergence NEOs

Eliminated accelerated vesting of incentive equity awards upon termination without cause in the form of incentive equity award agreement used for grants in and following May 2018

Employment Agreement	Employment agreement with President and CEO (“Executive Employment Agreement”)	None
Severance Terms	All previous severance plans and change in control agreements applicable to NEOs terminated through bankruptcy proceedings	Involuntary Separation Plan for Senior Executives (“Separation Plan”) and the Change in Control Severance Plan (“CIC Plan”)

(1)	Includes Messrs. Chirico, O’Malley, Glembocki and Rowe and Ms. Shah
(2)	Includes Messrs. Nalbandian and Di Palma

Key Elements of Our Executive Compensation Programs

Base Salaries

Fiscal 2018 base salaries for the Emergence NEOs were established during the tenure of the Predecessor Compensation Committee prior to the Emergence Date. With respect to continuing NEOs, there was an increase to Mr. Chirico’s base salary to $1,250,000 from $750,000 effective with his being named our President and CEO, an increase to Mr. Glembocki’s base salary to $500,000 from $425,000 to better align with market positioning and enhance internal equitability, and no change to Mr. Vellequette’s base salary.

Following the Emergence Date, the Fiscal 2018 base salaries for each of Messrs. Nalbandian and Di Palma were established as part of their employment offers upon joining the Company and Mr. Di Palma’s base salary was subsequently adjusted to $500,000 from $400,000 to recognize his assumption of increased responsibilities after joining the Company.

The Fiscal 2018 base salaries for the NEOs are set forth below:

Named Executive Officer	Fiscal 2018 Hire Dates	Fiscal 2018 Base Salary ($)
James M. Chirico, Jr.		1,250,000
Patrick J. O’Malley, III	October 23, 2017	650,000
Shefali Shah	December 18, 2017	600,000
Edward Nalbandian	March 1, 2018	500,000
Dino Di Palma (1)	May 29, 2018	500,000
William Mercer Rowe	December 18, 2017	600,000
Jaroslaw Glembocki		500,000
David Vellequette		650,000

(1)	Mr. Di Palma’s base salary was increased from $400,000 to $500,000 in August 2018 in connection with his assumption of increased responsibilities.

Short-Term Incentives & Other Bonuses

Sign-On Bonuses

Under the terms of his Executive Employment Agreement that was negotiated among certain Company creditors, the Company and Mr. Chirico and approved by the Bankruptcy Court, Mr. Chirico was entitled to a sign-on bonus in connection with his promotion to President and CEO. Each newly-hired NEO also was entitled to a sign-on bonus as described in greater detail in the footnotes to the Summary Compensation Table.

All of these sign-on bonuses were paid in Fiscal 2018. Other than with respect to the CEO, these sign-on bonuses were made subject to clawback upon voluntary termination or termination for cause within one year following the executive’s hire date. Under the CEO’s Executive Employment Agreement, the sign-on bonus clawback lapses on October 1, 2019.

One-Time Emergence Bonus Awards

As noted above, the Company successfully emerged from Chapter 11 proceedings within a single calendar year. The Company’s size, global operations and numerous stakeholders resulted in a relatively complex restructuring in Chapter 11. The Company’s timely emergence from Chapter 11 was primarily driven by the extraordinary efforts of our employees. Following the Emergence Date, the Compensation Committee approved one-time cash bonus awards to the following NEOs as recognition for their extraordinary contributions to this success: $250,000 to Mr. Chirico, $25,000 to Mr. O’Malley and $20,000 to Mr. Glembocki.

Annual Incentive Plan

The Company’s updated Fiscal 2018 financial plans were approved by the Board in March 2018 and served as the basis for the EAIP, our annual cash incentive plan, as approved by the Compensation Committee. The EAIP was designed to reward our NEOs for stabilizing revenue while maintaining profitability with performance measured against equally weighted goals for revenue and Adjusted EBITDA, as described in the Reconciliation of GAAP to non-GAAP (Adjusted) Financial Measures at the end of this Proxy Statement.

Pursuant to the terms of the CEO’s Executive Employment Agreement, Mr. Chirico’s Fiscal 2018 target bonus opportunity under EAIP was 200% of base salary, and his maximum opportunity was 125% of target, or 250% of base salary. The Fiscal 2018 target bonus opportunities for the other NEOs were 100% of base salary and maximum opportunities were 200% of target, or 200% of salary.

The CEO’s Executive Employment Agreement and the employment terms for the other NEOs (other than Mr. Vellequette) included guaranteed payment of 100% of target weighted for each financial metric to encourage retention and provide a level of certainty during what was expected to be a year of transition following emergence from Chapter 11. There are no guarantees with respect to bonuses to continuing NEOs for Fiscal 2019. The Company does not intend to provide guaranteed bonuses in the future, except in extraordinary circumstances.

The Company’s Fiscal 2018 revenue performance supported payments at the maximum level for that metric under the EAIP. Primarily as a result of the strategic investments made in Fiscal 2018 noted above that are expected to further enhance the Company’s future growth and success, the Company’s Adjusted EBITDA level did not achieve the threshold for payout against that metric. All awards are pro-rated based on number of days each NEO was employed by the Company.

Summarized in the table below are the weightings and actual results for each performance metric:

Performance Metric	Weighting	Threshold ($M)	Target ($M)	Maximum ($M)	Fiscal 2018 Results ($M)	Achievement (% of Weighted Target)
Pre-AIP Adjusted EBITDA	50.0%	814	814	867	779	0%
Revenue	50.0%	2,950	2,950	3,050	3,049.5	200%

Each NEO received payment of 50% of such NEO’s Fiscal 2018 guaranteed bonus amount in May 2018 and the remaining 50% of the fiscal guaranteed bonus amount and the additional amounts payable with respect to revenue overachievement as set forth below will be paid in January 2019. For Fiscal 2019, NEO bonuses will be determined based on an EAIP described in greater detail below and will be paid annually.

Named Executive Officer	Annual Base ($)	Target Incentive (%)	Annual Target Incentive ($)	FY18 Guaranteed Incentive Award ($)	Additional Payment: Revenue Metric ($)	Total FY18 EAIP Award ($)
James M. Chirico, Jr	1,250,000	200%	2,500,000	2,500,000	312,500	2,812,500
Patrick J. O’Malley III	650,000	100%	650,000	650,000	304,521	954,521
Shefali Shah	600,000	100%	600,000	600,000	235,068	835,068
Edward Nalbandian	500,000	100%	500,000	291,667	85,103	376,770
Dino Di Palma	500,000	100%	500,000	158,333	26,895	185,228

Equity Awards

Cancellation of pre-Emergence Equity Awards

All outstanding equity awards held by our NEOs that were granted prior to January 15, 2017 were cancelled without payment effective upon the Emergence Date.

Incentive Equity Awards

Emergence Equity Awards, consisting of restricted stock units (“RSUs”) and non-qualified options, were made under the 2017 Equity Incentive Plan to selected employees including the Emergence NEOs. In addition, RSUs and options were granted to other NEOs who joined the Company following the Emergence Date. Each of these equity awards generally vest as to one-third of the underlying shares on the first anniversary of the grant date and then in equal, quarterly increments over the next two years, subject to continued employment.

These awards were inducements to retain existing executives and to recruit new hires during our first year of transition following emergence from Chapter 11. In May 2018, the Compensation Committee revised the terms and conditions of the form of equity award agreements to be utilized for future awards to eliminate any accelerated vesting of such awards upon a termination of employment that does not occur in connection with a Change in Control (“CIC”) transaction.

Fiscal 2019 Compensation Actions

The Compensation Committee approved the Fiscal 2019 executive compensation structure for the NEOs in the first quarter of Fiscal 2019. There were no changes made to the Fiscal 2018 base salaries or target bonus opportunities for the NEOs for Fiscal 2019.

Consistent with the Company’s key objective of achieving revenue growth in Fiscal 2019, the Compensation Committee approved a Fiscal 2019 EAIP with funding determined by Fiscal 2019 revenue against established threshold, target and maximum levels; and further subject to achievement of a minimum level of Adjusted EBITDA. The CEO’s award under the Fiscal 2019 EAIP will be based solely on financial performance. Awards will be allocated to the other NEOs based 80% on financial performance results and 20% on achievement of individual performance objectives (MBOs), as determined by the Compensation Committee.

The structure, terms and grant date value of the equity awards made to the NEOs in Fiscal 2018 are not indicative of the expected structure, terms and grant date value of such awards to be made as part of our ongoing annual compensation program. In February 2019, the Compensation Committee approved the first ordinary course annual post-emergence equity grants to certain of the NEOs other than the CEO, which consisted of a mix of time-based and performance-based RSUs with a grant date value that was in line with annual equity award values made by our Compensation Peer Group. Taking into account the size and structure of the CEO’s Emergence Equity Award, the CEO’s fiscal 2019 equity award consisted solely of performance-based RSUs. The following NEOs received equity awards as detailed below.

Named Executive Officer (1)	FY19 RSU Award ($)	FY19 PRSU Award ($)	Total FY19 Equity Award ($)
James M. Chirico, Jr	—	3,000,000	3,000,000
Patrick J. O’Malley III	375,000	375,000	750,000
Shefali Shah	625,000	625,000	1,250,000
Edward Nalbandian	375,000	375,000	750,000

(1)	The other NEOs did not receive equity grants in February 2019.

The CEO’s Fiscal 2019 award consisted solely of performance restricted stock units (each, a “PRSU”) which will be earned if and when the average closing price of one share of Common Stock for 60 consecutive days during the three-year period beginning on February 11, 2019 and ending February 11, 2022 equals or exceeds $23.50. If earned, these PRSUs will not be settled until the third anniversary of the grant date, subject to satisfaction of the service-based vesting requirements set forth in the CEO’s PRSU award agreement.

Messrs. O’Malley and Nalbandian and Ms. Shah received equity grants consisting of (i) 50% RSUs which generally vest as to one-third of the underlying shares on the first anniversary of the grant date and then in equal, quarterly increments over the next two years, subject to continued employment, and (ii) 50% PRSUs described below. The recipients of these PRSUs are eligible to earn, with respect to each separately measured performance period, between 0%-150% of 1/3rd of the total number of target PRSUs granted, based on the Company’s level of achievement of Adjusted EBITDA as compared to the pre-established threshold, target and maximum levels applicable to each performance period. The total performance period is three years, consisting of fiscal years 2019, 2020 and 2021. Any earned PRSUs will not be settled until the third anniversary of the grant date, subject to satisfaction of the service-based vesting requirements set forth in the PRSU award agreements. Any PRSUs earned based on Adjusted EBITDA achievement will be subject to possible adjustment upward or downward (by +/- 25%) based on the Company’s total shareholder return (“TSR”) relative to the other entities in the TSR Index (as defined in the PRSU award agreements), as measured from the February 11, 2019 grant date through the last day of the total performance period. If at the end of the TSR measurement period the Company’s absolute TSR is negative, then no more than the total number of target PRSUs granted will vest and be settled.

The terms of these Fiscal 2019 equity grants are more fully described in the respective award agreements filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2018 and December 31, 2018.

In connection with his hire, Mr. McGrath’s Fiscal 2019 base salary will be $650,000 and his Fiscal 2019 target bonus opportunity will be 100% of base salary, with a maximum opportunity of 200% of base salary. In addition, he will receive a monthly housing allowance of $3,000, which arrangement will be reviewed after eighteen months. Mr. McGrath received RSUs pursuant to the 2017 Equity Incentive Plan with a fair market grant date value of $4,000,000. These RSUs will vest 33.33% on the first anniversary of the grant date, and 8.33% quarterly thereafter over the next two years, subject to Mr. McGrath’s employment with the Company on the applicable vesting date. Mr. McGrath also received a sign-on bonus of $650,000, which was paid in March 2019, and he will participate in the Separation Plan and the CIC Plan (described below).

Determination of NEO Compensation

Our executive compensation principles reflect the following core beliefs:

•	Pay-for-performance;

•	Annual incentives tied to the successful achievement of challenging pre-established financial and non-financial operating goals that support our annual business plans; and

•

Long-term incentives that provide opportunities for executives to earn equity compensation for multi-year employment retention and achieving challenging financial and strategic goals that drive our longer-term stockholder value, while aligning the interests of senior executives with stockholders through Company ownership.

Summarized below are roles and responsibilities of the parties that participate in development of the Company’s executive compensation program.

Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program. The Compensation Committee responsibilities are set forth in its charter, including:

•	Developing our executive compensation philosophy;

•	Approving base salaries, short and long-term programs and opportunities for senior executives;

•	Assessing performance and approving earned incentives for senior executives;

•	Approving long-term incentive grants, including performance goals and award terms;

•	Approving severance programs for senior executives and executive participation;

•	Approving policies and practices that mitigate compensation-related risks to the Company; and

•	Producing a compensation committee report to be included in the Company’s annual proxy statement or annual report on Form 10-K.

Management

The CEO reviews the performance of the other NEOs and makes recommendations to the Compensation Committee on their base salaries and short- and long-term opportunities. The CEO does not provide input regarding his own compensation. Our human resources team also supports the Compensation Committee in the design, implementation and administration of our compensation program.

Independent Compensation Consultants

Pursuant to its charter, the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and is directly responsible for the appointment, compensation arrangements and oversight of the work of any such person. Any such engagement may only be made after taking into consideration of all factors relevant to that person’s independence from management and the Company. For Fiscal 2018, the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), after assessing its independence in accordance with applicable NYSE rules. FW Cook does not provide any other services to us and its work in support of the Compensation Committee did not raise any conflicts of interest or independence concerns. FW Cook provides the Compensation Committee with competitive market data, assistance on evaluation of the peer group composition, input to incentive program design and information on relevant market trends.

Competitive Market Information

Talent for senior-level management positions and key roles in the organization can be acquired across a spectrum of high-tech and software companies. As such, we utilize competitive compensation information from both high-tech and software company compensation surveys, as well as from a group of companies of similar size and/or complexity (the “Compensation Peer Group”), in the following ways:

•	As an input in developing base-salary ranges, short- and long-term equity award ranges;

•	To evaluate share utilization by reviewing overhang levels and annual run rates;

•	To evaluate the form and mix of equity awarded to NEOs;

•	To evaluate share ownership guidelines;

•	To assess the competitiveness of total direct compensation awarded to NEOs; and

•	As an input in designing compensation plans, benefits and perquisites.

In addition to the Compensation Peer Group, the Compensation Committee also reviews pay data from the Radford Global Compensation Survey, with a focus on technology companies of a comparable revenue size to our Company. The survey data provides a significant sample size, includes information for management positions below senior executives, and is used to supplement the pay data from the Compensation Peer Group. While the Compensation Committee examines executive compensation data from surveys and the Compensation Peer Group, competitive compensation information is not the sole factor in its decision-making process.

Compensation Peer Group

The Compensation Peer Group for the first half of Fiscal 2018 was approved by the Predecessor Compensation Committee in August 2017 and used during Chapter 11 in conjunction with employment offers made to incoming

NEOs. In May 2018, the Compensation Committee conducted an assessment of our Compensation Peer Group with guidance from FW Cook. For Fiscal 2019, due to size, Adobe, Intuit and VMware were removed and BlackBerry, LogMeln, NCR and Verint Systems were added. The revised Peer Group of 16 companies was used in the second half of Fiscal 2018 and will be used in Fiscal 2019.

The following table shows the chronology of these peer group changes:

First half Fiscal 2018 Compensation Peer Group (n=15)(1)	Peers Removed in May 2018 (n=3)	Fiscal 2019 Compensation Peer Group (n=16)
Adobe Systems	Adobe Systems	Akamai Technologies, Inc.
Akamai Technologies	Intuit	Autodesk, Inc.
Autodesk, Inc.	VMware	BlackBerry
CA, Inc.		CA, Inc.
Citrix Systems, Inc.		Citrix Systems, Inc.
Intuit	Peers Added in May 2018 (n=4)	Juniper Networks, Inc.
Juniper Networks, Inc.		LogMeIn
NetApp, Inc.		NCR
Nuance Communications	BlackBerry	NetApp, Inc.
Open Text Corp.	LogMeln	Nuance Communications
Red Hat, Inc.	NCR	Open Text Corp.
Symantec Corp.	Verint Systems	Red Hat, Inc.
Synopsys, Inc.		Symantec Corp.
Teradata Corp.		Synopsys, Inc.
VMware		Teradata Corp.
VMware

(1)	The Fiscal 2018 peer group was approved by the Predecessor Compensation Committee in August 2017 and used until May 2018

Fiscal 2018 Executive Compensation Policies and Practices

The executive compensation program is governed by the Compensation Committee with the support of Company management and the independent compensation consultant. The following are characteristics of the program that demonstrate strong governance of the program:

Executive Compensation Practices

What We Do		What We Don’t Do

+	We Do have a pay-for-performance philosophy, which ties compensation to the creation of stockholder value	-	We Don’t allow discounting, reloading or repricing of stock options without stockholder approval

+	We Do use multiple performance metrics for annual compensation programs	-	We Don’t have “single trigger” vesting of outstanding equity-based awards based solely on a CIC

+	We Do use an independent compensation consultant	-	We Don’t maintain compensation policies or practices that encourage unreasonable risk taking

+	We Do have reasonable severance and CIC protections that require involuntary termination	-	We Don’t have employment agreements with our NEOs other than the CEO

+	We Do have a clawback policy	-	We Don’t have excessive perquisites

+	We Do have robust share ownership guidelines for our NEOs	-	We Don’t allow hedging/pledging of the Company’s stock

Other Benefits

Our NEOs are eligible to participate in benefit plans of the Company that are made available to the Company’s employees generally, including a 401(k) plan. Under the 401(k) plan for 2018, beginning with the second quarter of Fiscal 2018, the Company matched 50% of employee contributions up to 5% of eligible pay. In 2017, including the first quarter of Fiscal 2018, the previous match metrics for the 401(k) plan were not met, and no match funding was contributed.

Perquisites

The Company does not grant perquisites to the NEOs that are different from the perquisites available to all Company employees generally, other than a $15,000 stipend paid to each NEO annually ($20,000 paid to the CEO) to offset financial counseling fees incurred by such NEO. We believe the benefits we receive from providing this perquisite significantly outweighs its cost.

Commencing with the January 2019 calendar year, NEOs will be entitled to participate in an executive physical program to ensure management team continuity and planning.

Share Ownership Guidelines

Following the Emergence Date, the Compensation Committee approved share ownership guidelines for our NEOs, which are designed to align their long-term financial interests with those of our stockholders. The NEO share ownership guidelines are as follows:

Role	Value of Common Stock to be Owned
CEO	6 times base salary
Other NEOs	2 times base salary

If a NEO does not meet his or her ownership guideline, such NEO must retain at least 50% of the net shares received as the result of the exercise, vesting or payment of any equity award after any selling or withholding of stock to pay taxes associated with vesting until the ownership guideline is met. As of the date of this filing, all currently employed NEOs comply with these ownership guidelines. The Compensation Committee is responsible for the administration of the share ownership guidelines, including granting any exceptions and addressing any failure to meet or show sustained progress to meet the ownership guidelines.

Prohibition on Hedging or Pledging of Company Stock

Our Insider Trading Policy prohibits our directors, executive officers, including our NEOs, and certain non-executives designated by our General Counsel, from entering into hedging transactions involving our stock, and from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral for a loan.

Clawback Policy

The Board has adopted a compensation recoupment policy that provides the Board discretion to recover incentive compensation paid to current and former executives in the event of an accounting restatement triggered by our material noncompliance with any financial reporting requirement under the securities laws.

Executive Severance Plans

Each of the CIC Plan and the Separation Plan, approved by the Compensation Committee in Fiscal 2018, are intended to provide transitional assistance to certain senior executives whose employment is involuntarily terminated by us (as described in more detail in the applicable plan). All currently employed NEOs other than our CEO are participants in the CIC Plan and the Separation Plan. The CEO’s Executive Employment Agreement contains change in control provisions described later in this CD&A.

The following table highlights the key plan provisions (certain terms used in the following table are defined in the respective plan):

Element	CEO Employment Agreement (CIC Related)	CEO Employment Agreement (Non-CIC Related)	CIC Plan Provisions	Separation Plan Provisions
Cash Severance (multiple of sum of base salary and target bonus opportunity)	3.0x	2.0x	1.5x	1.0x

In-cycle bonus	Pro-rata target bonus	None	Pro-rata target bonus	None

Benefits Continuation	18 months	18 months	18 months	12 months

Equity acceleration	Full vesting upon qualifying termination in connection with a CIC (double trigger)	Acceleration pursuant to the applicable award agreement(s), as described below	Full vesting upon qualifying termination in connection with a CIC (double trigger)	Acceleration pursuant to the applicable award agreement(s) as described below New award agreements have been approved that eliminate acceleration provisions

The CIC benefits provided in the Executive Employment Agreement provide for a potential gross-up payment in connection with any excise taxes that are imposed under Section 280G/Section 4999 of the Code (referred to as the “Section 280G gross-up”). The Section 280G/Section 4999 excise tax may be assessed by the Internal Revenue Service in connection with certain “excess parachute payments” that become payable in connection with a CIC. Given the variability of the calculations involved, the amount of any tax imposed will vary depending on factors such tenure with the Company and vesting/exercise of equity awards.

The Section 280G gross-up was negotiated between Mr. Chirico and our major creditors in connection with the Chapter 11 proceedings and reflects the unique circumstances of the Company’s retention concerns during that time. The Company has not provided for Section 280G gross-up payments for any other NEOs and does not intend to provide for any similar provisions in the future.

Treatment of Equity Awards upon Certain Terminations of Employment

Mr. Chirico

The award agreements applicable to Mr. Chirico’s emergence award RSUs and stock options, which were negotiated among certain Company creditors, the Company and Mr. Chirico and approved by the Bankruptcy Court, provided for the accelerated vesting of 75% of the outstanding and unvested awards as of the date of his termination of employment, in the event he had been terminated without “cause”, upon death or disability, or if he resigned for “good reason” (an “Equity Award Qualifying Termination”), in each case, on or prior to December 15, 2018. If any such termination occurs following December 15, 2018, Mr. Chirico will vest in either: (i) an additional portion of the awards such that 75% of the total number of awards granted under the applicable award agreement become vested, or (ii) a pro-rata portion of the then-current vesting tranche of the awards (as provided for under the original vesting schedule), based on the number of days of his employment from the most recent vesting date prior to the date of his termination until the next vesting date following the date of such termination, plus the awards that would have vested pursuant to the original vesting schedule in the first twelve (12) months immediately following the date of such termination, whichever of (i) or (ii) results in greater total vesting.

As described in the chart above, if Mr. Chirico is terminated in one of the foregoing circumstances in connection with a CIC, all of his outstanding equity awards will vest.

Other NEOs

Pursuant to the award agreements applicable to their emergence award RSUs and stock options, upon an Equity Award Qualifying Termination, the emergence awards held by Mr. O’Malley and Ms. Shah will vest as to the number of awards that would have otherwise vested in the 12 months following the termination date had he or she not been terminated.

Pursuant to the award agreements applicable to his RSUs and stock options, upon an Equity Award Qualifying Termination, the emergence awards held by Mr. Nalbandian will vest only to the extent the CEO determines to vest the balance of the outstanding and unvested awards held as of the termination date, which determination may be made following the NEO’s termination of employment and in consultation with the Board.

With respect to outstanding equity awards that were not granted as part of the NEOs’ emergence awards, such as those for Mr. Di Palma, upon any termination of employment (other than certain terminations of employment in connection with a CIC as described elsewhere in this CD&A), all unvested equity awards held by the NEO as of the applicable termination date will be forfeited.

Deductibility of Compensation Expenses

Under Section 162(m) of the Internal Revenue Code (“Code”), certain compensation paid to a publicly-held company’s “covered employees” (as defined in Section 162(m) of the Code) that exceeds $1 million is generally not tax deductible. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million deduction limit, but this exception was repealed pursuant to the Tax Cuts and Jobs Act, effective for taxable years beginning after December 31, 2017 (although transition relief may be available for certain non-binding contracts in place as of November 2, 2017).

In the past, both the Predecessor Compensation Committee and the Compensation Committee considered the impact of Section 162(m) of the Code when designing and implementing incentive compensation plans. However, the Predecessor Compensation Committee believed, and the Compensation Committee believes, that the deductibility of compensation should not govern the design features of our executive compensation arrangements. As a result, certain compensation that is paid to our “covered employees” (as defined under Section 162(m)) exceeding $1 million is not expected to be deductible for federal income tax purposes.

RISK ASSESSMENT IN COMPENSATION PROGRAMS

The Compensation Committee periodically reviews our compensation programs for features that might encourage inappropriate risk-taking. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk.

In August 2018, management conducted, and the Compensation Committee reviewed, a comprehensive global risk assessment of our compensation policies and practices. The risk assessment included a global inventory of incentive plans and programs and considered factors such as the plan metrics, number of participants, maximum payments and risk mitigation factors. Based on the review, the Compensation Committee believes our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A above with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the CD&A for Fiscal 2018 be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE:

Scott Vogel, Chair

Stephan Scholl

EXECUTIVE COMPENSATION TABLES

Fiscal 2018 Summary Compensation Table

Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non- Equity Incent. Plan Comp. ($)(4)	All Other Comp. ($)(5)	Total ($)
James M. Chirico, Jr. President and Chief Executive Officer	2018	1,250,000	5,250,000	22,147,896	3,866,629	312,500	44,875	32,871,900
	2017	750,000				1,651,363	33,383	2,434,746
	2016	708,654	2,500,000			1,945,314	23,817	5,177,785
Patrick J. O’Malley III SVP and Chief Financial Officer	2018	611,632	975,000	3,691,324	644,442	304,521	32,280	6,259,199
Shefali Shah SVP, General Counsel and CAO	2018	473,810	1,100,000	1,845,654	322,221	235,068	25,080	4,001,833
Edward Nalbandian SVP Services	2018	291,667	591,667	1,823,250	298,200	85,103	12,178	3,102,065
Dino Di Palma Former SVP Americas Sales, Strategic Partners and Global Accounts	2018	162,500	358,333	1,925,905	230,790	26,895	5,945	2,710,368
William Mercer Rowe Former SVP Cloud	2018	445,015	1,100,000	1,845,654	322,221	—	1,225,955	4,938,845
Jaroslaw Glembocki Former SVP Operations	2018	375,000	270,000	1,661,096	290,001	—	1,281,160	3,877,257
David Vellequette Former SVP and Chief Financial Officer	2018	169,901				216,450	672,945	1,059,296
	2017	650,000				1,478,211	38,016	2,166,227
	2016	640,865	1,550,000			1,807,814	26,056	4,024,735

(1)

Amounts shown for fiscal 2016 for Messrs. Chirico and Vellequette reflect the impact of participation in the Company’s mandatory two-week furlough program in the fourth quarter of fiscal 2016, and for Mr. Vellequette, reflects the impact of a change in payroll from weekly to semi-monthly.

(2)

For Mr. Chirico, includes sign-on bonus ($2,500,000), one-time emergence bonus ($250,000) and guaranteed EAIP award ($2,500,000); for Mr. O’Malley, includes sign-on bonus ($300,000), one-time emergence bonus ($25,000) and guaranteed EAIP award ($650,000); for Ms. Shah, includes sign-on bonus ($500,000) and guaranteed EAIP award ($600,000), for Mr. Nalbandian, includes sign-on bonus ($300,000) and guaranteed EAIP award ($291,667), for Mr. Di Palma, includes sign-on bonus ($200,000) and guaranteed EAIP award ($158,333), for Mr. Rowe, includes sign-on bonus ($800,000) and guaranteed EAIP award ($300,000), for Mr. Glembocki, includes one-time emergence bonus ($20,000) and guaranteed EAIP award ($250,000).

(3)

Amounts shown represent the grant date fair value of each award as calculated in accordance with ASC 718. See Note 2 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for an explanation of the assumptions used in the valuation of these awards. For Messrs. Chirico, O’Malley, Rowe and Glembocki and Ms. Shah, the restricted stock unit and option awards were granted on December 15, 2017 as part of the emergence grants; Mr. Nalbandian’s awards were part of his employment offer, and Mr. Di Palma received two awards, one made as part of his employment offer and one made in connection with his promotion to SVP.

(4)	Non-equity incentive compensation reflects amounts earned for the applicable year under each of the following programs:

Name	Year	Short-Term Cash Awards ($)(a)	Cash Long- Term Incentive ($)(b)	Key Employee Incentive Plan ($)(c)	Total ($)
James M. Chirico, Jr.	2018	312,500			312,500
	2017		460,938	1,190,425	1,651,363
	2016	281,250	976,564	687,500	1,945,314

Patrick J. O’Malley III	2018	304,521			304,521
Shefali Shah	2018	235,068			235,068
Edward Nalbandian	2018	85,103			85,103
Dino Di Palma	2018	26,895			26,895
William Mercer Rowe	2018	—			—
Jaroslaw Glembocki	2018	—			—
David Vellequette	2018		216,450		216,450
	2017		460,938	1,017,273	1,478,211
	2016	243,750	976,564	587,500	1,807,814

(a)	For Messrs. Chirico, O’Malley, Nalbandian and Di Palma, and Ms. Shah, amounts represent awards under the Fiscal 2018 EAIP in excess of the guaranteed bonus amounts calculated for time in position.
(b)	For Mr. Vellequette, amount represents Cash LTI accelerated and paid upon termination.
(c)	For Messrs. Chirico and Vellequette, the amounts shown under fiscal 2016 and fiscal 2017 represent KEIP awards approved by the Predecessor Compensation Committee and the Bankruptcy Court.
(5)	The following table separately quantifies “all other compensation” amounts for Fiscal 2018:

Name	Financial Counseling ($)	Life Insurance Premiums ($)	Life Insurance Imputed Income ($)	HSA Contribution ($)	401(k) Company Match ($)	Severance ($)	Total ($)
James M. Chirico, Jr	20,000	3,540	14,460		6,875		44,875
Patrick J. O’Malley III	15,000	3,540	9,030	200	4,510		32,280
Shefali Shah	15,000	2,380	2,700		5,000		25,080
Edward Nalbandian		1,800	4,128		6,250		12,178
Dino Di Palma		1,440	1,380		3,125		5,945
William Mercer Rowe	15,000	2,380	1,700		6,875	1,200,000	1,225,955
Jaroslaw Glembocki	15,000	2,634	8,839		4,687	1,250,000	1,281,160
David Vellequette	15,000	3,140	4,620		185	650,000	672,945

Fiscal 2018 Grants of Plan-Based Awards

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
James M. Chirico, Jr.	10/1/2018	(1)	2,500,000	2,500,000	3,125,000
	12/15/2017					1,460,943			22,147,896
	12/15/2017						486,981	19.46	3,866,629

Patrick J. O’Malley III	10/23/2017	(1)	650,000	650,000	1,300,000
	12/15/2017					243,491			3,691,324
	12/15/2017						81,164	19.46	644,442

Shefali Shah	12/18/2017	(1)	600,000	600,000	1,200,000
	12/15/2017					121,745			1,845,654
	12/15/2017						40,582	19.46	322,221

Edward Nalbandian	3/1/2018	(1)	500,000	500,000	1,000,000
	3/7/2018					85,000			1,823,250
	3/7/2018						28,000	21.45	298,200

Dino Di Palma	5/29/2018	(1)	500,000	500,000	1,000,000
	8/22/2018					64,000			1,425,920
	8/22/2018					22,441			499,985
	8/22/2018						21,000	22.28	230,790
William Mercer Rowe	12/18/2017	(1)	600,000	600,000	1,200,000
	12/15/2017					121,745			1,845,654
	12/15/2017						40,582	19.46	322,221

Jaroslaw Glembocki	10/1/2018	(1)	500,000	500,000	1,000,000
	12/15/2017					109,571			1,661,096
	12/15/2017						36,524	19.46	290,001

David Vellequette						—			—

(1)

Represents the Fiscal 2018 threshold, target and maximum amounts payable under the EAIP, which is discussed above under Post-Emergence Compensation. For Fiscal 2018, each NEO had a guaranteed payment of 100% of target, with no lower threshold amount. Payments of these guaranteed payments are shown in the “bonus” column of the Summary Compensation Table.

(2)

For Messrs. Chirico, O’Malley, Nalbandian, and Ms. Shah, these RSU awards vest 33.33% on the first anniversary of the grant date, and quarterly thereafter. None of Mr. Di Palma’s RSU awards shown above vested prior to February 15, 2019, when his employment with the Company terminated.

(3)

For Messrs. Chirico, O’Malley, Nalbandian, and Ms. Shah, these non-qualified stock option awards vest 33.33% on the first anniversary of the grant date, and quarterly thereafter. None of Mr. Di Palma’s non-qualified stock option awards shown above vested prior to February 15, 2019, when his employment with the Company terminated.

(4)

Amounts shown reflect the exercise price of each stock option, which was equal to the closing market price of the underlying share of Company common stock on the date of grant. For Messrs. Chirico and O’Malley and Ms. Shah, the exercise price applicable to the nonqualified stock options granted at emergence was established pursuant to financial valuations as described in the Plan of Reorganization approved by the Bankruptcy Court.

(5)

Amounts shown represent the grant date fair value of each award as calculated in accordance with ASC 718. See Note 2 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for an explanation of the assumptions used in the valuation of these awards.

Outstanding Equity Awards at year-end Fiscal 2018

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(4)	Market Value of Shares or Units of Stock that have not vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not vested ($)
James M. Chirico, Jr.	—	486,981	19.46	12/15/2027
					1,460,943	32,345,278	—	—
Patrick J. O’Malley III	—	81,164	19.46	12/15/2027
					243,491	5,390,891	—	—
Shefali Shah	—	40,582	19.46	12/15/2027
					121,745	2,695,434	—	—
Edward Nalbandian	4,666	23,334	21.45	3/7/2028
					70,834	1,568,265	—	—
Dino Di Palma	—	21,000	22.28	8/22/2028
					86,441	1,913,804	—	—
William Mercer Rowe	20,290	—	19.46	9/12/2019
					—	—	—	—
Jaroslaw Glembocki	18,260	—	19.46	6/30/2019
					—	—	—	—
David Vellequette	—	—	—	—
					—	—	—	—

(1)	Represents the exercisable portion of stock options granted and outstanding.
(2)	Represents the unvested and un-exercisable portion of stock options granted and outstanding
(3)	The stock option awards are scheduled to vest as follows:

Name	Number of Securities Underlying Options	Grant Date	Vesting Description
James M. Chirico, Jr.	486,981	12/15/2017	33.33% on 1st anniversary; 8.33% last day of each quarter thereafter
Patrick J. O’Malley III	81,164	12/15/2017	33.33% on 1st anniversary; 8.33% last day of each quarter thereafter
Shefali Shah	40,582	12/15/2017	33.33% on 1st anniversary; 8.33% last day of each quarter thereafter
Edward Nalbandian	28,000	3/7/2018	16.67% on 6 month anniversary; 16.67% on 1st anniversary; 8.33% last day of each quarter thereafter
Dino Di Palma	21,000	8/22/2018	33.34% on August 15, 2019; 8.33% on November 15, February 15, May 15 and August 15 quarterly thereafter. None of these awards vested prior to February 15, 2019, when Mr. Di Palma’s employment with the Company terminated.

(4)	The RSU awards are scheduled to vest as follows:

Name	RSU Award	Grant Date	RSUs Vested	RSUs Cancelled	RSUs Unvested	Vesting Description
James M. Chirico, Jr.	1,460,943	12/15/2017	0	0	1,460,943	33.33% on 1st anniversary; 8.33% last day of each quarter thereafter
Patrick J. O’Malley III	243,491	12/15/2017	0	0	243,491	33.33% on 1st anniversary; 8.33% last day of each quarter thereafter
Shefali Shah	121,745	12/15/2017	0	0	121,745	33.33% on 1st anniversary; 8.33% last day of each quarter thereafter
Edward Nalbandian	85,000	3/7/2018	14,166	0	70,834	16.67% on 6 month anniversary; 16.67% on 1st anniversary; 8.33% last day of each quarter thereafter
Dino Di Palma(a)	64,000	8/22/2018	0	0	64,000	33.34% on August 15, 2019; 8.33% on November 15, February 15, May 15 and August 15 quarterly thereafter
	22,441	8/22/2018	0	0	22,441	33.34% on August 15, 2019; 8.33% on November 15, February 15, May 15 and August 15 quarterly thereafter

(a)	None of these awards vested prior to February 15, 2019, when Mr. Di Palma’s employment with the Company terminated.
(5)	Determined using the fair market value of a share of the Company’s common stock on September 30, 2018, which was $22.14 per share.

Stock Vested

The following table sets forth information regarding stock award vestings for our NEOs during Fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($) (1)
Edward Nalbandian	—	—	14,166	312,502
William Mercer Rowe	—	—	60,871	1,342,814
Jaroslaw Glembocki	—	—	54,785	1,100,083

(1)	The amounts included in the table have been determined using the Company’s closing market price on the date immediately preceding the applicable vesting date.

Potential Payments upon Termination or CIC

Separation Plan

The Separation Plan was adopted to provide transitional assistance to certain senior executives whose employment is terminated by the Company for any reason other for “cause” (as defined under the Separation Plan). In the event that a participant becomes eligible to receive benefits under the Separation Plan, he or she will be entitled to receive a payment equal to 100% of the sum of his or her (i) then current annual base salary and (ii) annual target cash bonus under the EAIP or any successor plan, along with certain subsidized medical benefits for 12 months. The participant must execute and not revoke an effective release of claims in order to receive his or her severance benefits.

CIC Plan

The CIC Plan was designed to facilitate certain executives’ continued dedication to the Company notwithstanding the potential occurrence of a CIC of the Company and to encourage such executives’ full attention and dedication to the Company in the event of a CIC.

The CIC Plan provides that if a participant’s employment is terminated by the Company without “cause” (other than due to the Participant’s death or disability) or by the Participant for “good reason,” (each of “cause” and “good reason” as defined in the CIC Plan) in each case either (i) during a “Potential CIC Period” (as defined in the CIC Plan, but generally a period following the entry into an agreement, the consummation of which would result in a CIC (as defined in the CIC Plan) or following a time when the Committee determines that a Potential CIC has occurred) or (ii) within one year following a CIC of the Company, the participant will be entitled to receive certain payments and benefits.

The CIC Plan provides that upon any such termination the participants will receive (i) an amount equal to the participant’s applicable multiple (the “Multiple”) multiplied by the sum of his or her annual base salary and target annual bonus, (ii) a pro-rata amount of the participant’s target annual bonus, calculated based on the number of days during the applicable performance period the participant was employed by the Company during the performance period in which the Participant’s employment was terminated, and (iii) full vesting of any outstanding time-based Company equity awards. Additionally, the CIC Plan provides that participants who are covered under the Avaya Inc. Medical Expense Plan for Salaried Employees on the date their employment terminates will receive, for a specified number of months (the “COBRA Multiple”) or until comparable coverage is available from a successor employer, an amount equal to the Company’s portion of the participant’s COBRA premiums. The Compensation Committee determined that the Multiple and COBRA Multiple for each Participant is 1.5 and 18 months, respectively. The participant must execute and not revoke an effective release of claims in order to receive his or her severance benefits.

Executive Employment Agreement

Other than Mr. Chirico, none of our NEOs are party to employment agreements with us.

On October 1, 2017, Mr. Chirico was appointed President and Chief Executive Officer of the Company and he became a member of the board of directors on the Emergence Date. Pursuant to the Executive Employment Agreement entered into on November 13, 2017 and negotiated among certain Company creditors, the Company and Mr. Chirico and approved by the Bankruptcy Court in conjunction with Company’s emergence from Chapter 11, Mr. Chirico’s initial base salary is $1,250,000, to be annually reviewed for increase (but not decrease) by the Compensation Committee. Mr. Chirico’s target bonus will be equal to 200% of his base salary (the “Target Bonus”), based on meeting reasonably attainable quantitative performance goals to be established by the Compensation Committee in good faith after discussion with Mr. Chirico. Mr. Chirico’s actual bonus payout may range up to (but cannot exceed) 250% of his base salary, provided that Mr. Chirico’s actual bonus for Fiscal 2018 would be no less than the Target Bonus. Mr. Chirico was also entitled to receive, and did receive, a one-time cash payment of $2,500,000 (the “Sign-On Bonus”) within ten days after the Emergence Date, which he will be required to repay (on an after-tax basis) in the event he is terminated by the Company for “cause” or resigns without “good reason” (each as defined below) as follows: (x) 100% of the Sign-On Bonus if his employment ends on or prior to October 1, 2018 or (y) 50% of the Sign-On Bonus if his employment ends after October 1, 2018 but on or prior to October 1, 2019. Additionally, upon the Emergence Date, Mr. Chirico was entitled to receive an incentive equity award consisting of RSUs (75% of the award) and stock options (25% of the award), with a fair market value of approximately $30 million as of the Emergence Date (33.3% of the Emergence Date award pool), pursuant to the 2017 Equity Incentive Plan, which plan was approved by the Bankruptcy Court in conjunction with the Company’s emergence from Chapter 11. One-third of this award vested on the first anniversary of the Emergence Date and the remainder will vest 8.33% at the end of each quarter thereafter, so that the award will be fully vested on December 31, 2020.

Upon a termination of Mr. Chirico’s employment other than for “cause” (not due to death or disability) or due to his resignation for “good reason” (each as defined below) (each, a “Qualifying Termination”), subject to his timely execution and non-revocation of a release of claims, Mr. Chirico is entitled to receive (i) a lump sum amount equal to two (the “Multiplier”) times the sum of his base salary and Target Bonus, (ii) any earned but unpaid bonus for the completed performance period preceding the Qualifying Termination, and (iii) up to 18 months’ of Company-paid COBRA benefits. If the Qualifying Termination (or a termination for death or disability) occurs within the six-month period preceding or the 24-month period following a CIC of the Company, the Multiplier is increased to three, and Mr. Chirico is also entitled to full vesting of all of his outstanding long-term incentive awards, whether cash-based or equity-based, with any exercisable awards to remain outstanding until the expiration of their term. The Executive Employment Agreement contains a Code Section 280G “gross-up” provision, which will provide Mr. Chirico with an additional payment to the extent he receives any payments and/or benefits that are subject to excise tax imposed under Code Section 4999.

Pursuant to the Executive Employment Agreement, “cause” means any of Mr. Chirico’s: (i) material breach of his duties and responsibilities as a senior officer of the Company (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate, and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or its affiliated companies and subsidiaries; (ii) conviction of (including a plea of guilty or nolo contendere to) a felony; (iii) commission of fraud involving the Company or its subsidiaries; (iv) material violation of a material provision of the Company’s Code of Conduct or any statutory or common law duty of loyalty to the Company or its subsidiaries; or (v) material violation of the Executive Employment Agreement.

Pursuant to the Executive Employment Agreement, “good reason” means the occurrence, without Mr. Chirico’s express written consent (which may be withheld for any reason or no reason), of any of the following events or conditions: (i) a material reduction by the Company in Mr. Chirico’s base salary; (ii) a material breach of the Executive Employment Agreement which shall include a material reduction or material negative change by the Company in the type or level of compensation and benefits (other than base salary) to which Mr. Chirico is entitled under the Executive Employment Agreement, other than any such reduction or change that is part of and consistent with a general reduction or change applicable to all senior officers of the Company; (iii) a material failure by the Company to pay or provide to Mr. Chirico any compensation or benefits to which he is entitled; (iv) a change in Mr. Chirico’s status, positions, titles, offices or responsibilities that constitutes a material and adverse change or the assignment to Mr. Chirico of any duties or responsibilities that are materially and adversely inconsistent with his status, positions, titles, offices or responsibilities as in effect immediately before such assignment; (v) the Company changing the location of Mr. Chirico’s principal working location to a location more than 50 miles from such location as in effect immediately prior to the Emergence Date; or (vi) any material breach by the Company of the Executive Employment Agreement or any other agreement between the Company and Mr. Chirico incorporated by reference in the Executive Employment Agreement. In order to terminate for Good Reason, (A) Mr. Chirico must provide notice to the Company within 60 days of the initial occurrence of the alleged event or condition; (B) the Company must fail to cure such alleged event or condition within 30 days of such notice; and (C) Mr. Chirico must resign within 6 months of the initial occurrence of the alleged event or condition.

The Company shall pay directly or reimburse Mr. Chirico for his reasonable legal fees and expenses incurred in connection with the negotiation and implementation of the foregoing employment arrangements and any related documents (including without limitation any documentation relating to the incentive equity grants he will receive).

Pursuant to the Executive Employment Agreement, Mr. Chirico is subject to the following restrictive covenants: (i) non-competition and non-solicitation of customers, employees, independent contractors and others during the employment term and for one-year post-employment, (ii) assignment of inventions to the Company, (iii) perpetual non-disparagement, and (iv) perpetual confidentiality.

Potential Payments upon Involuntary Termination without CIC

The tables set forth below reflect the amount of compensation that would have been payable to the NEOs in the event of termination of employment, including certain benefits upon an involuntary termination related to a CIC. The amounts shown assume a termination effective as of September 30, 2018. The actual amounts that would be payable can be determined only at the time of the NEO’s termination.

Name	Annual Base Salary ($)	Annual Target Bonus ($)	Total Severance Pay ($) (1)	Benefits ($)(2)	Outplacement Services ($)(3)	Accelerated Equity ($)(4)	Total ($)
James M. Chirico, Jr.	1,250,000	2,500,000	7,500,000	29,754	7,000	19,629,350	27,166,104
Patrick J. O’Malley III	650,000	650,000	1,300,000	19,836	7,000	3,271,559	4,598,395
Shefali Shah	600,000	600,000	1,200,000	19,836	7,000	1,635,735	2,862,571
Edward Nalbandian	500,000	500,000	1,000,000	19,836	7,000	—	1,026,836
Dino Di Palma(5)	500,000	500,000	1,000,000	19,836	7,000	—	1,026,836

(1)

For Mr. Chirico, amount shown under “Total Severance Pay” represents two times the sum of his base salary and target annual bonus for the year of termination, payable in a lump sum. For all other NEOs, represents the sum of the NEO’s base salary plus target annual bonus for the year of termination.

(2)

For Mr. Chirico, represents the estimated value of providing certain COBRA continuation payments for a period of 18 months following his termination date; for all other NEOs, represents continuation payments for a period of 12 months following the NEO’s termination date.

(3)	For all NEOs, “Outplacement Services” represents the value of outplacement services that would be made available to the executive for a certain period of time following termination of employment.
(4)

For all NEOs, represents the acceleration value attributable to the accelerated vesting of outstanding equity awards, based on the fair market value of a share of the Company’s common stock on September 30, 2018. For Messrs. Chirico, O’Malley, and Ms. Shah, the value is pursuant to their applicable award agreements. For Mr. Nalbandian, the value shown is $0, based on the assumption that the CEO would not have exercised his discretion to accelerate Mr. Nalbandian’s awards upon termination of employment. If we assumed the CEO did exercise his discretion to accelerate Mr. Nalbandian’s awards, the value of the accelerated equity would be $790,527, including RSUs of $784,088, and options of $6,439. Mr. Di Palma has no acceleration provision in his award agreements. New award agreements have been approved that eliminate acceleration provisions upon termination of employment.

(5)	Mr. Di Palma’s employment with the Company terminated effective February 15, 2019.

Potential Payments upon Involuntary Termination with CIC

Name	Annual Base Salary ($)	Annual Target Bonus ($)	Total Severance Pay ($)(1)	Benefits (18 months) ($)(2)	Excise Tax Gross-Up ($)	Accelerated Equity ($)(3)	Total ($)
James M. Chirico, Jr.	1,250,000	2,500,000	11,250,000	29,758	8,643,856	33,650,387	53,574,001
Patrick J. O’Malley III	650,000	650,000	1,950,000	29,758	—	5,608,410	7,588,168
Shefali Shah	600,000	600,000	1,800,000	29,758	—	2,804,194	4,633,952
Edward Nalbandian	500,000	500,000	1,500,000	29,758	—	1,584,365	3,114,123
Dino Di Palma(4)	500,000	500,000	1,500,000	29,758	—	1,913,804	3,443,562

(1)

For Mr. Chirico, amount shown under “Total Severance Pay” represents three times the sum of his base salary plus target annual bonus for the year of termination, payable in a lump sum. For all other NEOs, represents 1.5 times the sum of the NEO’s base salary plus target annual bonus for the year of termination, payable in a lump sum.

(2)	For all NEOs, represents the estimated value of providing certain COBRA continuation payments for a period of 18 months following the NEO’s termination date.
(3)

For all NEOs, represents the acceleration value attributable to the accelerated vesting of outstanding equity awards, based on the fair market value of a share of the Company’s common stock on September 30, 2018.

(4)	Mr. Di Palma’s employment with the Company terminated effective February 15, 2019.

The amounts shown in the chart above do not take into account any reductions in payment that may be applied in order to avoid any excise taxes under Section 280G and Section 4999 of the Code.

During Fiscal 2018, Messrs. Vellequette, Glembocki and Rowe terminated from the Company and were provided severance and benefits per the separation plan in place at the time of termination. Each received severance equal to 100% of annual base salary, and for Messrs. Glembocki and Rowe, the severance also included 100% of annual incentive target. The three executives were also provided with benefits continuance for up to twelve months.

PAY RATIO DISCLOSURE

The pay ratio information is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K. Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. The pay ratio was not used to make management decisions and the Board does not use this pay ratio to determine executive compensation adjustments.

Methodology to Determine Median Employee

To determine the median employee, we evaluated our 8,475 employees (other than our CEO and student employees) as of September 30, 2018 (the “Determination Date”). These 8,475 employees consist of all our full-time, part-time employees (other than our CEO and student employees) as of the Determination Date, of which 2,821 are US employees and 5,654 are non-US employees. The median employee was selected using the total cash compensation approach, consisting of base salary and target short-term incentive levels for Fiscal 2018.

Median Employee to CEO Pay Ratio

After identifying the median employee, we calculated annual total compensation for that employee using the same methodology we used to calculate our NEOs “total” compensation as described in the Fiscal 2018 Summary Compensation Table. Based on this methodology, the median employee’s annual total compensation was $87,725. Mr. Chirico’s annual total compensation was $32,871,900 (the same amount as reported for Mr. Chirico for Fiscal 2018 under the Fiscal 2018 Summary Compensation Table above). Based on this information, for Fiscal 2018, the ratio of the annual total compensation of Mr. Chirico to the median annual total compensation of all other employees was estimated to be 375:1. Compensation for non-US employees was converted to U.S. dollar equivalents using exchange rates as of the Determination Date

As permitted by the applicable SEC pay ratio rules, we are providing supplemental information regarding our CEO pay ratio in order to provide additional context as to how our CEO compensation relates to the compensation of our employees generally. As discussed in the CD&A, as part of his Fiscal 2018 compensation, Mr. Chirico was granted an emergence equity award and a sign-on bonus that were intended to serve as inducement awards in connection with the restructuring process. The grant date fair value of the equity award as required to be reported in the Summary Compensation Table pursuant to applicable SEC rules was $26,014,525. The grant date fair value of this award is not indicative of the expected grant date fair value(s) applicable to future equity-based awards to be made as part of our ongoing annual compensation program. The sign-on bonus as reported in the Summary Compensation Table was $2,500,000. As an additional reference point to the required CEO pay ratio stated above, without this inducement equity grant and sign-on bonus, Mr. Chirico’s total annual compensation as reported in the Summary Compensation Table for Fiscal 2018 would have been $4,357,375.

PROPOSAL 2 – ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION (“SAY-ON-PAY”)

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding, advisory vote on the compensation paid to our NEOs as disclosed pursuant to Item 402 of Regulation S-K, in the “Compensation Discussion and Analysis” in this Proxy Statement. This say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the policies and procedures described in this Proxy Statement.

We are committed to utilizing a mix of incentive compensation programs that will reward success in achieving the Company’s financial objectives and growing value for stockholders, and continuing to refine these incentives to maximize Company performance. The Compensation Committee has overseen the development of a compensation program designed to achieve pay-for-performance and alignment with stockholder interests, as described more fully in the “Compensation Discussion and Analysis” section above. The compensation program was designed in a manner that we believe is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executives.

The Board invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on executive compensation in this Proxy Statement. Based upon that review, the Board recommends that the stockholders approve, on an advisory basis, the compensation of the NEOs, as discussed and disclosed in the “Compensation Discussion and Analysis,” the compensation tables, and any related narrative disclosure contained in this Proxy Statement. The Board recommends that stockholders vote, on an advisory basis, in favor of the following “Say-on-Pay” resolution:

“RESOLVED, that the stockholders of Avaya Holdings Corp. approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion included in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, we value the views of our stockholders and the Compensation Committee expects to carefully review and take into account the outcome of the vote when designing and considering future executive compensation arrangements.

The proxy holders named on the accompanying proxy card will vote in favor of the advisory “say-on-pay” vote unless a stockholder directs otherwise.

The affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual Meeting is required to approve, on a non-binding and advisory basis, the compensation paid by the Company to the NEOs as described in this Proxy Statement. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this proposal has been approved. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NEOS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL 3 – ADVISORY APPROVAL OF THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION

(“SAY-ON-PAY FREQUENCY”)

Pursuant to the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking our stockholders to vote to approve, on an advisory basis, the frequency of holding future advisory votes to approve the compensation of our NEOs. Stockholders may advise the Board on whether they prefer such votes to occur every one year, two years or three years, or abstain from voting.

The Board believes that submitting the advisory vote on the compensation of our NEOs on an annual basis is appropriate for the Company and our stockholders. The Board believes that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote is consistent with our objective of engaging in regular dialogue with our stockholders on corporate governance and executive compensation matters. Accordingly, the Board recommends that stockholders vote, on an advisory basis, in favor of the following “Say-on-Pay Frequency” resolution:

“RESOLVED, that the stockholders of Avaya Holdings Corp. approve, on an advisory basis, that the frequency of the advisory vote to approve the compensation of our NEOs shall be “EVERY YEAR.””

Although the advisory vote is non-binding, the Board expects to consider the outcome of the vote when making future decisions about the frequency of holding an advisory vote to approve named executive officers’ compensation. It is expected that the next Say-on-Pay Frequency proposal will occur at our 2025 annual meeting.

The affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual Meeting is required to approve, on a non-binding and advisory basis, the frequency for holding future Say-on-Pay votes. You can choose whether the Say-on-Pay vote should be conducted “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS.” You may also abstain from voting on this item, which will have the same effect as an “Against” vote for purposes of determining whether this proposal has been approved. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION “EVERY YEAR.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

2017 Registration Rights Agreement

In connection with our emergence from bankruptcy, we entered into a registration rights agreement with certain of our creditors and their affiliates who became Company stockholders upon our emergence from bankruptcy, pursuant to which we provide them certain “demand” registration rights and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act of 1933, as amended.

Arrangements Involving the Company’s Current Directors

Stanley J. Sutula, III is a director and he is Executive Vice President and Chief Financial Officer of Pitney Bowes Inc., a business-to-business provider of equipment, software and services. During Fiscal 2018, sales of the Company’s products and services to Pitney Bowes Inc. were approximately $160,000 and the Company purchased de minimis amounts of goods and services from Pitney Bowes Inc.

Jacqueline E. Yeaney is a director and she was the Senior Vice President and Chief Marketing Officer of Ellucian, a privately-held provider of software and services for higher education management, from January 2017 until April 1, 2019. During Fiscal 2018, sales of the Company’s products and services to Ellucian were approximately $134,000.

Arrangements Involving the Company’s Current Executive Officers

Kieran J. McGrath is Senior Vice President and Chief Financial Officer of the Company. Prior to joining the Company in February 2019, he was the Executive Vice President and Chief Financial Officer of CA Technologies during Fiscal 2018. During Fiscal 2018, the Company purchased goods and services from CA Technologies of approximately $620,000.

Arrangements Involving the Company’s Post-Emergence Former Directors and Former Executive Officers

Laurent Philonenko was a Senior Vice President of the Company until February 15, 2019 and in Fiscal 2018 he was a Section 16 Officer from December 18, 2017 until August 23, 2018. Mr. Philonenko served as an Advisor to Koopid, Inc., a software development company specializing in mobile communications, from February 2017 until January 2018. In Fiscal 2018, the Company purchased goods and services from Koopid, Inc. of approximately $620,000.

Ronald A. Rittenmeyer was a director of the Company before and following the Emergence Date, until his resignation as a director of the Company which was effective as of April 30, 2018. While he was a director of the Company, he served as Executive Chairman on the board of directors of Tenet Healthcare Corporation (“Tenet Healthcare”), a healthcare services company. In Fiscal 2018, sales of the Company’s products and services to Tenet Healthcare were approximately $1.1 million.

Arrangements Involving the Company’s Former Sponsors and/or their Affiliates

The Company was formed in 2007 by affiliates of two private equity firms, Silver Lake Partners (“Silver Lake”) and TPG Capital (“TPG”, together with Silver Lake, the “Sponsors”). Our affiliations with the Sponsors terminated upon our emergence from bankruptcy.

In connection with the Sponsors’ acquisition of Avaya Inc. through Avaya Holdings Corp. in a transaction that was completed on October 26, 2007, we entered into certain stockholder agreements and registration rights agreements with the Sponsors and various co-investors. Each of these arrangements was terminated in connection with our emergence from bankruptcy. In addition, we entered into a management services agreement with affiliates of the Sponsors, which terminated upon our emergence from bankruptcy. In Fiscal 2018, we paid $200,000 under the management services agreement, all of which was related to expense reimbursement.

Transactions with Other Sponsor Portfolio Companies

The Sponsors are private equity firms that have investments in companies that do business with Avaya. From October 1, 2017 through the Emergence Date on December 15, 2017, the Company recorded $10 million associated with sales of the Company’s products and services to companies in which one or both of the Sponsors had investments. From October 1, 2017 through the Emergence Date on December 15, 2017, the Company purchased goods and services of $15 million from companies in which one or both of the Sponsors had investments.

Arrangements Involving the Company’s Pre-Emergence Directors

Charles Giancarlo was a director of the Company immediately prior to the Emergence Date and he served in this capacity as a director designated by Silver Lake.

John W. Marren was a director of the Company immediately prior to the Emergence Date and he served in this capacity as a director designated by TPG.

Afshin Mohebbi was a director of the Company immediately prior to the Emergence Date and he held the position of Senior Advisor of TPG.

Greg Mondre was a director of the Company immediately prior to the Emergence Date and he served in this capacity as a director designated by Silver Lake. He held the positions of Managing Partner and Managing Director of Silver Lake. Mr. Mondre was related to the former Vice Chairman and Co-Chief Executive Officer of C3/Customer Contact Channels Holdings L.P. (“C3 Holdings”), a provider of outsourced customer management solutions. In Fiscal 2018, sales of the Company’s products and services to C3 Holdings were $356,000.

Gary B. Smith was a director of the Company immediately prior to the Emergence Date and he served as President, Chief Executive Officer and director of Ciena Corporation (“Ciena”), a network infrastructure company. In Fiscal 2018, sales of the Company’s products and services to Ciena were $514,000.

Related Party Transaction Policy

In December 2017, our Board adopted written procedures for the review, approval and/or ratification of all transactions between the Company and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities.

The procedures give our Audit Committee the power to approve or disapprove existing and potential related party transactions involving our directors and our Section 16 Officers. Upon becoming aware of an existing or potential related party transaction, the Audit Committee is required to conduct a full inquiry into the facts and circumstances concerning that transaction and to determine the appropriate actions, if any, for the Company to take. In reviewing a transaction, the Audit Committee considers relevant facts and circumstances, including, but not limited to, whether the transaction is in the best interests of the Company and its stockholders, whether the terms are consistent with a transaction available on an arms-length basis and whether the transaction is in the Company’s ordinary course of business. At the discretion of the Audit Committee, consideration of a related party transaction may be submitted to the Board. A director who is the subject of a potential related party transaction is not permitted to vote in the decision-making process of the Audit Committee or Board, as applicable, relating to what actions, if any, shall be taken by us in light of that transaction.

All related party transactions identified above that occurred during Fiscal 2018 or that are currently proposed which required approval and/or ratification through the procedures described above were subject to such review procedures (other than those listed above under the heading “Transactions with Other Sponsor Portfolio Companies” which were transacted in the ordinary course of the Company’s business).

EXECUTIVE OFFICERS

The officers are elected by and serve at the discretion of the Board. Below is biographical information regarding our current Section 16 Officers. Biographical information about Mr. Chirico is in this Proxy Statement under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS.”

Name	Age	Position(s)
James M. Chirico, Jr.	61	President, Chief Executive Officer and Director
Kieran J. McGrath	60	Senior Vice President and Chief Financial Officer
Edward Nalbandian	58	Senior Vice President and President, Services
Gaurav Passi	45	Senior Vice President and President, Cloud
Shefali Shah	47	Senior Vice President, Chief Administrative Officer and General Counsel
L. David Dell’Osso	50	Vice President and Chief Accounting Officer

Mr. McGrath has been our Senior Vice President and Chief Financial Officer since February 15, 2019. Mr. McGrath joined the Company on January 31, 2019 as Senior Vice President, Finance. Prior to joining the Company, Mr. McGrath served as the Executive Vice President and Chief Financial Officer of CA Technologies, a global leader in software solutions that simplify complex enterprise environments, from November 2016 until November 2018 when that company became a subsidiary of Broadcom Inc. Prior to that, he served as CA Technologies’ Senior Vice President and interim Chief Financial Officer from July 2016 to November 2016, and as Senior Vice President and Corporate Controller upon joining the company in September 2014 until July 2016. Prior to that, Mr. McGrath was Vice President, Finance at International Business Machines Corporation, a cognitive solutions and cloud platform company, where he held various senior executive finance positions across the company, including leading the finance department for IBM’s Software Group, from January 2009 until August 2014.

Mr. Nalbandian has been our Senior Vice President and President, Services since March 1, 2018. Previously he served as Chief Executive Officer of Strategic Products and Services (SPS) from September 2016 until September 2017 and President of Enabling Managed Services, LLC from September 2014 until September 2016. Prior to that he served as Avaya’s Vice President of Managed Services from 2008 until 2014. Early in his career, he ran managed services at IBM and AT&T.

Mr. Passi has been our Senior Vice President and President, Cloud since November 5, 2018. Previously he served as Executive Vice President of Products and Technology of Five9 Inc., a provider of cloud software for contact centers, from January 2017 until September 2018. Prior to that Mr. Passi served as Five9’s Executive Vice President, Product Management and Application Development from November 2015 to January 2017, Executive Vice President of Product Management from January 2015 to November 2015 and Senior Vice President of Product Management from August 2013 to December 2014. From October 2012 to August 2013, Mr. Passi served as the Head of Product & Technology at Deutsche Telekom Hosted Business Services, a provider of cloud-based business communications solutions. Prior to that, Mr. Passi worked in several management positions at Amdocs Inc., Ciena and Rainmaker Systems.

Ms. Shah has been our Senior Vice President, Chief Administrative Officer and General Counsel since December 18, 2017. Previously she served as Senior Vice President, General Counsel and Corporate Secretary of Era Group Inc. from March 2014 until December 2017. Prior to that Ms. Shah served as Era Group Inc.’s Acting General Counsel and Corporate Secretary from February 2013 through February 2014. From June 2006 to February 2013, Ms. Shah held several positions with Comverse Technology, Inc., including Senior Vice President, General Counsel and Corporate Secretary. Ms. Shah served on the Board of Directors of Verint Systems Inc. from August 2007 until February 2013. Prior thereto, she was an associate at Weil Gotshal & Manges LLP from September 2002 to May 2006 and Hutchins, Wheeler & Dittmar, P.C. from September 1996 to September 2002.

Mr. Dell’Osso has been our Vice President and Chief Accounting Officer since February 19, 2019. Prior to that he served as our Vice President, Chief Accounting Officer and Controller from July 2015 to February 2019 and Senior Director and Controller, Revenue and Inventory Assurance from June 2011 to July 2015. From September 1991 to June 2011, Mr. Dell’Osso held several positions at PricewaterhouseCoopers LLP, including Director, National Professional Services Group from July 2006 to June 2011.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for Fiscal 2019 and is seeking ratification of such selection by our stockholders at the Annual Meeting. PwC has audited our financial statements since 2000. The Audit Committee and PwC do not believe that PwC’s tenure as the Company’s auditor has diminished its independence, candor, or objectivity. The Audit Committee further believes PwC’s familiarity with the Company’s business and operations allows it to conduct better, more efficient, and more effective audits. At the same time, the Audit Committee remains mindful of the risks of PwC’s long tenure and carefully monitors PwC’s performance, fee structure and any issues bearing on the independence of the firm. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority in voting power of shares entitled to vote (in person or by proxy) at the Annual Meeting is required to approve the ratification of the selection of PwC as our independent registered public accounting firm. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Since this proposal is considered “routine” under the NYSE rules, no broker non-votes are expected on this proposal.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Our Audit Committee may delegate authority to one or more members of the Audit Committee to provide such pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. This policy is set forth in the charter of the Audit Committee and available under “Corporate Governance” in the Investor Relations section of our website at https://investors.avaya.com/corporate-governance/governance-policies. The referenced information on the Investor Relations section of our website is not a part of this Proxy Statement.

Principal Accountant Fees and Services

The following table provides information regarding the fees for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended September 30, 2018 and 2017:

	Fiscal Years Ended September 30,
(In thousands)	2018	2017
Audit Fees	$17,709	$17,896
Audit-Related Fees	1,315	339
Tax Fees	1,102	1,118
All Other Fees	4,588	9,125

Total Fees	$24,714	$28,478

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements. Audit fees also include services that are typically provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees under this category include due diligence services and consultation and review in connection with the adoption of new accounting policies.

Tax Fees

Tax fees consist of fees for services to support the compliance with and filing of direct and indirect tax returns for our international subsidiaries and certain due diligence and consulting services.

All Other Fees

All other fees consist of fees for other permitted services including, but not limited to, advisory services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

SEPTEMBER 30, 2019.

AUDIT COMMITTEE MATTERS

Audit Committee Report

In connection with the Company’s consolidated financial statements for the year ended September 30, 2018, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with the Company’s independent registered public accounting firm, PwC, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; and

•

received the written disclosures and the letter from PwC as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with PwC that firm’s independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2018 Annual Report, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

Stanley J. Sutula, III, Chair

Susan L. Spradley

Scott Vogel

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

PROCESS FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for election to the Board. The Nominating and Corporate Governance Committee will consider director candidates submitted by stockholders. Any stockholder wishing to submit a candidate for consideration should send the Corporate Secretary, at 4655 Great America Parkway, Santa Clara, California 95054, the information detailed in section 3.2 of our bylaws, which includes, among other things, the following:

•

Stockholder’s name, address, number of Common Shares (including any derivative interest related to Company shares and/or any short position in the Company’s securities) owned by the stockholder and any person controlling, or acting in concert with, that stockholder, any proxy, contract or other arrangement pursuant to which such stockholder or any person controlling, or acting in concert with, that stockholder, has a right to vote any Common Shares;

•

Candidate’s name, age, business address, residence address and number of Common Shares (including any derivative interest related to Company shares and/or any short position in the Company’s securities) owned by the candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•

A supporting statement which describes the candidate’s reasons for seeking election to the Board, and documents the candidate’s ability to satisfy the director qualifications criteria described above under the heading “Board Composition and Director Qualifications”;

•	A description of any arrangements or understandings between or among the stockholder, the candidate and/or any person controlling, or acting in concert with, that stockholder; and

•	A signed statement from the candidate confirming his/her willingness to serve on the Board, if elected.

The Corporate Secretary will promptly forward such materials to the Chair of the Nominating and Corporate Governance Committee and the Chairman of the Board. The Corporate Secretary also will keep copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions.

To be timely, a stockholder’s notice must be received by the Corporate Secretary (i) in the case of the 2020 annual meeting of stockholders, not later than the close of business on January 3, 2020, which is the ninetieth (90th) day before the anniversary of the mailing date of this year’s proxy statement, nor earlier than the opening of business on December 4, 2019, which is the one hundred twentieth (120th) day before such anniversary date. If the annual meeting is called for a date that is more than thirty (30) days earlier or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the one hundred twentieth (120th) day before the meeting and not later than the later of (A) the close of business on the ninetieth (90th) day before the meeting or (B) the close of business on the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made by the Company. For a special meeting of stockholders called for the purpose of electing directors, such notice must be received not earlier than the opening of business on the one hundred twentieth (120th ) day before the meeting and not later than the later of (A) the close of business on the ninetieth (90th) day before the meeting or (B) the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made by the Company.

Under its charter, the Nominating and Corporate Governance Committee must review with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Nominating and Corporate Governance Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes candidates should generally meet the criteria listed above under the heading “Board Composition and Director Qualifications.”

Stockholder Proposals For Inclusion in Our Proxy Materials

If you wish to submit a proposal for inclusion in next year’s proxy statement, we must receive the proposal on or before December 4, 2019, which is one hundred twenty (120) calendar days prior to the anniversary of this year’s mailing date, and it must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted, in writing, to the Corporate Secretary, Avaya Holdings Corp., 4655 Great America Parkway, Santa Clara, California 95054.

Other Matters to be Brought Before the 2020 Annual Meeting of Stockholders

Our bylaws also establish an advance notice procedure with regard to stockholder proposals that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present directly at an annual meeting. Under our bylaws, notice of such stockholder proposal for the 2020 annual meeting of stockholders must be delivered to the Corporate Secretary at the above address not earlier than the opening of business on December 4, 2019, which is one hundred twenty (120) calendar days prior to the anniversary of this year’s mailing date, and not later than the close of business on January 3, 2020, which is ninety (90) calendar days prior to the anniversary of this year’s mailing date.

If the date of the 2020 annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of our 2019 Annual Meeting, then the notice of a stockholder proposal must be delivered no earlier than the opening of business on the one hundred twentieth (120th) day prior to the meeting and not later than the close of business on the later of (i) the 90th day prior to the meeting or (ii) the 10th day after the Company first makes a public announcement of the meeting date.

All stockholder proposals submitted under our bylaws must comply with the requirements of the bylaws. The presiding officer of the Annual Meeting may refuse to acknowledge or introduce any such matter if notice of the matter is not received within the applicable deadlines or does not comply with our bylaws.

ADDITIONAL FILINGS

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at the Investor Relations section of our website at https://investors.avaya.com/financial-info/sec-filings and are available from the SEC at its website at www.sec.gov. Information on our website, including the information on the Investor Relations section referenced here and below, is not considered part of this Proxy Statement.

In accordance with SEC rules, the information contained in the Report of the Audit Committee and the Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

We encourage stockholders to voluntarily elect to receive our future proxy and annual report materials electronically. We believe in working to keep our environment cleaner and healthier and such elections will help us reduce our impact on the environment.

•	If you are a registered stockholder, please visit www.proxyvote.com for simple instructions (have your proxy card in hand when you access the website).

•	Beneficial stockholders can opt for e-delivery at www.proxyvote.com (have your proxy card in hand when you access the website) or by contacting their nominee.

ANNUAL REPORT

Our consolidated financial statements for Fiscal 2018 are included in our Annual Report on Form 10-K that accompanies this Proxy Statement. This Proxy Statement and our Annual Report are posted on the Investor Relations section of our website at https://investors.avaya.com/financial-info/sec-filings and are available from the SEC at its website at www.sec.gov.

OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. Should other matters be properly introduced at the 2019 Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Shefali Shah

Senior Vice President, Chief Administrative Officer and General Counsel

April 3, 2019

ANNEX A

RECONCILIATION OF GAAP TO NON-GAAP (ADJUSTED) FINANCIAL MEASURES

The information furnished in this Proxy Statement includes a non-GAAP financial measure labeled as “adjusted” that differs from measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Although GAAP requires that we report on our results for the periods October 1, 2017 through December 15, 2017 and December 16, 2017 through September 30, 2018 separately, management reviews the Company’s operating results for the twelve months ended September 30, 2018 by combining the results of these periods because such presentation provides the most meaningful comparison of our results. The Company cannot adequately benchmark the operating results of the 16-day period ended December 31, 2017 against any of the previous periods reported in its condensed consolidated financial statements and does not believe that reviewing the results of this period in isolation would be useful in identifying any trends regarding the company’s overall performance. Management believes that the key performance metrics such as revenue, gross margin and operating income, among others, when combined for the three and nine months ended December 31, 2017 and September 30, 2018, respectively, provide meaningful comparisons to other periods and are useful in identifying current business trends.

EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude certain charges and other adjustments described in the table below.

We believe that including supplementary information concerning adjusted EBITDA is appropriate because it serves as a basis for determining management and employee compensation and it is used as a basis for calculating covenants in our credit agreements. Adjusted EBITDA measures our financial performance based on operational factors that management can impact in the short-term, such as our pricing strategies, volume, costs and expenses of the organization and it presents our financial performance in a way that can be more easily compared to prior quarters or fiscal years.

Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA excludes the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. In particular, our formulation of adjusted EBITDA allows adjustment for certain amounts that are included in calculating net income (loss), however, these are expenses that may recur, may vary and are difficult to predict.

We also present the measures non-GAAP revenue and non-GAAP gross profit as a supplement to our unaudited condensed consolidated financial statements presented in accordance with GAAP. We believe these non-GAAP measures are the most meaningful for period to period comparisons because they exclude the impact of the earnings and charges noted in the applicable tables below that resulted from matters that we consider not to be indicative of our ongoing operations.

The following tables present Successor, Predecessor and combined results and reconcile revenue, gross profit and net income to non-GAAP revenue, non-GAAP gross profit and non-GAAP Adjusted EBITDA.

Annex A - 1

Avaya Holdings Corp.

Supplemental Schedule of Non-GAAP Adjusted EBITDA

(Unaudited)

	Successor	Predecessor	Combined	Predecessor
	Period from December 16, 2017 through September 30, 2018	Period from October 1, 2017 through December 15, 2017	Fiscal years ended September 30,
(In millions)			2018	2017	2016	2015
Net income (loss)	$287	$2,977	$3,264	$(182)	$(730)	$(168)
Interest expense	169	14	183	246	471	452
Interest income	(5)	(2)	(7)	(4)	(1)	(1)
(Benefit from) provision for income taxes	(546)	459	(87)	(16)	11	70
Depreciation and amortization	384	31	415	326	374	371

EBITDA	289	3,479	3,768	370	125	724
Impact of fresh start accounting adjustments	196	—	196	—	—	—
Restructuring charges, net	81	14	95	30	105	62
Advisory fees	18	3	21	85	43	7
Acquisition and integration-related costs	15	—	15	1	2	4
Reorganization items, net	—	(3,416)	(3,416)	98	—	—
Loss on extinguishment of debt	—	—	—	—	—	6
Third-party fees expensed in connection with the debt modification	—	—	—	—	—	8
Third-party sales transformation costs	—	—	—	—	5	—
Non-cash share-based compensation	19	—	19	11	19	19
Impairment of indefinite-lived intangible assets	—	—	—	65	100	—
Goodwill impairment	—	—	—	52	442	—
Impairment of long-lived assets	—	—	—	3	—	—
Loss (gain) on sale/disposal of long-lived assets, net	4	1	5	—	1	(1)
Gain on sale of Networking business	—	—	—	(2)	—	—
Change in certain tax indemnifications	—	—	—	—	—	(9)
Loss on equity investment	—	—	—	—	11	—
Resolution of certain legal matters	—	37	37	64	106	—
Change in fair value of Preferred Series B embedded derivative	—	—	—	—	(73)	24
Change in fair value of Emergence Date Warrants	17	—	17	—	—	—
Securities registration fees	—	—	—	—	1	—
Gain on foreign currency transactions	(28)	—	(28)	(2)	(10)	(14)
Pension/OPEB/nonretirement postemployment retirement benefits and long-term disability costs	—	17	17	90	63	69
Other	—	—	—	1	—	1

Adjusted EBITDA	$611	$135	$746	$866	$940	$900

Annex A - 2

Avaya Holdings Corp.

Reconciliation of GAAP to Non-GAAP Results

(Unaudited)

	Successor	Predecessor
(In millions)	Period from Dec. 16, 2017 through Sept. 30, 2018	Period from Oct. 1, 2017 through Dec. 15, 2017	Fiscal 2018 Combined Results	Adj. for Fresh Start Accounting	Amortization of Intangible Assets	Loss on Disposal of Long-lived Assets	Share- based Comp	Fiscal 2018 Non-GAAP Results
Revenue
Products	$989	$253	$1,242	$63	$—	$—	$—	$1,305
Services	1,258	351	1,609	143	—	—	—	1,752

	2,247	604	2,851	206	—	—	—	3,057

Costs
Products:
Costs	372	84	456	(21)	—	(2)	—	433
Amortization of technology intangible assets	135	3	138	—	(138)	—	—	—
Services	597	155	752	(37)	—	(2)	(1)	712

	1,104	242	1,346	(58)	(138)	(4)	(1)	1,145

GROSS PROFIT	$1,143	$362	$1,505	$264	$138	$4	$1	$1,912

	Fiscal year ended September 30, 2017
(In millions)	GAAP Results	Amortization of Intangible Assets	Non-GAAP Results
Revenue
Products	$1,437	$—	$1,437
Services	1,835	—	1,835

	3,272	—	3,272

Costs
Products:
Costs	499	—	499
Amortization of technology intangible assets	20	(20)	—
Services	745	—	745

	1,264	(20)	1,244

GROSS PROFIT	$2,008	$20	$2,028

Annex A - 3

	Fiscal year ended September 30, 2016
(In millions)	GAAP Results	Amortization of Intangible Assets	Share- based Comp	Resolution of Certain Legal Matters	Non-GAAP Results
Revenue
Products	$1,755	$—	$—	$—	$1,755
Services	1,947	—	—	—	1,947

	3,702	—	—	—	3,702

Costs
Products:
Costs	629	—	—	(2)	627
Amortization of technology intangible assets	30	(30)	—	—	—
Services	785	—	(1)	—	784

	1,444	(30)	(1)	(2)	1,411

GROSS PROFIT	$2,258	$30	$1	$2	$2,291

	Fiscal year ended September 30, 2015
(In millions)	GAAP Results	Amortization of Intangible Assets	Share- based Comp	Non-GAAP Results
Revenue
Products	$2,029	$—	$—	$2,029
Services	2,052	—	—	2,052

	4,081	—	—	4,081

Costs
Products:
Costs	742	—	—	742
Amortization of technology intangible assets	35	(35)	—	—
Services	835	—	(2)	833

	1,612	(35)	(2)	1,575

GROSS PROFIT	$2,469	$35	$2	$2,506

Annex A - 4

AVAYA HOLDINGS CORP. 4655 GREAT AMERICA PARKWAY SANTA CLARA, CA 95054 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote at www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E71263-P18748 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVAYA HOLDINGS CORP. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) William D. Watkins 05) Stanley J. Sutula, III 02) James M. Chirico, Jr. 06) Scott D. Vogel 03) Stephan Scholl 07) Jacqueline E. Yeaney 04) Susan L. Spradley The Board of Directors recommends you vote FOR the following proposal: 2. To approve, on an advisory basis, our named executive officers’ compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To approve, on an advisory basis, the frequency of future advisory votes to approve our named executive officers’ compensation. The Board of Directors recommends you vote FOR the following proposal: 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019. NOTE: With respect to other matters that properly come before the 2019 Annual Meeting and any adjournment or postponement thereof, this proxy will be voted in the discretion of the named proxies. For address changes and/or comments, please check this box and write them on ! the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain ! ! ! 1 Year 2 Years 3 Years Abstain For Against Abstain ! ! ! Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET 2019 ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 15, 2019 9:00 a.m. Eastern Time Avaya Holdings Corp. 2605 Meridian Parkway Durham, North Carolina 27713 This admission ticket admits only the named stockholder. Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K and Form 10-K/A are available at www.proxyvote.com. AVAYA HOLDINGS CORP. Annual Meeting of Stockholders May 15, 2019 9:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Sara R. Bucholtz and Shefali Shah, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AVAYA HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM ET on May 15, 2019, at the Company’s offices located at 2605 Meridian Parkway, Durham, North Carolina 27713, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side